    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1998

                                                      REGISTRATION NO. 333-59133
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             V3 SEMICONDUCTOR, INC.
          (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                 NEVADA                                   87-0429263                                    3674
    (STATE OR OTHER JURISDICTION OF                    (I.R.S. EMPLOYER                     (PRIMARY STANDARD INDUSTRIAL
     INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NUMBER)                  CLASSIFICATION CODE NUMBER)

                            ------------------------

                         250 CONSUMERS ROAD                                            CARL O. MITCHELL, SECRETARY
                             SUITE 901                                                      250 CONSUMERS ROAD
                        NORTH YORK, ONTARIO                                                     SUITE 901
                           CANADA M2J 4V6                                                  NORTH YORK, ONTARIO
                          (416) 497-8884                                                      CANADA M2J 4V6
   (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)                      TELEPHONE NO.: (416) 497-8884
                                                                                      FACSIMILE NO.: (416) 497-1160
                                                                        (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                        Copies of all communications to:

                            GREGORY SICHENZIA, ESQ.
                           RICHARD A. FRIEDMAN, ESQ.
                         SICHENZIA ROSS & FRIEDMAN, LLP
                              135 WEST 50TH STREET
                            NEW YORK, NEW YORK 10022
                         TELEPHONE NO.: (212) 664-1200
                         FACSIMILE NO.: (212) 664-7329

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                             DOLLAR           PROPOSED                  PROPOSED
          TITLE OF EACH CLASS              AMOUNT TO BE    MAXIMUM OFFERING         MAXIMUM AGGREGATE     AMOUNT OF
     OF SECURITIES TO BE REGISTERED        REGISTERED(1)   PRICE PER SECURITY(1)    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.001 par value(2)........       58,750             $  1.75             $  102,812.50          $  30.33
Common Stock, $.001 par value(2)........       55,000             $  1.93                106,150                31.31
Common Stock, $.001 par value(2)........       27,000             $  2.02                 54,540                16.09
Common Stock, $.001 par value(2)........       40,000             $  2.22                 88,800                26.20
Common Stock, $.001 par value(2)........        4,000             $  2.50                 10,000                 2.95
Common Stock, $.001 par value(2)........       10,000             $  2.75                 27,500                 8.11
Common Stock, $.001 par value(2)........       10,000             $  3.05                 30,500                 9.00
Common Stock, $.001 par value(2)........       30,000             $  3.11                 93,300                27.52
Common Stock, $.001 par value(2)........       12,500             $  3.25                 40,625                11.98
Common Stock, $.001 par value(2)........      160,000             $  3.75                600,000               177.00
Common Stock, $.001 par value(2)........        3,000             $  3.86                 11,580                 3.42
Common Stock, $.001 par value(2)........       16,000             $  4.00                 64,000                18.88
Common Stock, $.001 par value(2)........        3,000             $  4.13                 12,390                 3.66
Common Stock, $.001 par value(2)........        5,000             $  4.25                 21,250                 6.27
Common Stock, $.001 par value(2)........       15,833             $  4.50                 71,248.50             21.02
Common Stock, $.001 par value(2)........        4,000             $  4.63                 18,520                 5.46
Common Stock, $.001 par value(2)........        1,000             $  4.75                  4,750                 1.40
Common Stock, $.001 par value(2)........        5,000             $  4.86                 24,300                 7.17
Common Stock, $.001 par value(2)........        2,000             $  5.13                 10,260                 3.03
Common Stock, $.001 par value(2)........        9,000             $  5.50                 49,500                14.60
Common Stock, $.001 par value(2)........        7,000             $  5.86                 41,020                12.10
Common Stock, $.001 par value(2)........       40,000             $  6.25                250,000                73.75
                                                                                      -------------          --------
Totals..................................                                              $1,733,046.00          $ 511.25

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
(2) Issuable upon exercise of options, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             V3 SEMICONDUCTOR, INC.
                             CROSS REFERENCE SHEET

                FORM SB-2 ITEM NUMBER AND CAPTION                             CAPTIONS IN PROSPECTUS
      ------------------------------------------------------  ------------------------------------------------------

 1.   Front of Registration Statement and Outside Front
        Cover of Prospectus.................................  Cover Page

 2.   Inside Front and Outside Back Cover Pages of
        Prospectus..........................................  Cover Page, Inside Cover Page, Outside Back Page

 3.   Summary Information and Risk Factors..................  Prospectus Summary, Risk Factors

 4.   Use of Proceeds.......................................  Use of Proceeds

 5.   Determination of Offering Price.......................  Cover Page, Risk Factors

 6.   Dilution..............................................  Dilution

 7.   Selling Securityholders...............................  Selling Shareholders, Plan of Distribution

 8.   Plan of Distribution..................................  Prospectus Summary, Selling Securityholders

 9.   Legal Proceedings.....................................  Business

10.   Directors, Executive Officers, Promoters and Control
        Persons.............................................  Management, Principal Stockholders

11.   Security Ownership of Certain Beneficial Owners and
        Management..........................................  Principal Stockholders

12.   Description of Securities.............................  Description of Securities

13.   Interest of Named Experts and Counsel.................  Legal Matters

14.   Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities......................  Management

15.   Organization Within Last Five Years...................  *

16.   Description of Business...............................  Prospectus Summary, Business

17.   Management's Discussion and Analysis or Plan of
        Operation...........................................  Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations

18.   Description of Property...............................  Business

19.   Certain Relationships and Related Transactions........  Certain Transactions

20.   Market for Common Equity and Related Shareholder
        Matters.............................................  Front Cover Page, Description of Securities

21.   Executive Compensation................................  Management

22.   Financial Statements..................................  Financial Statements

23.   Changes in and Disagreements with Accountants on
        Accounting and Financial Disclosure.................  *

------------------
* Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 19, 1998


PROSPECTUS
                             V3 SEMICONDUCTOR, INC.

                 518,083 SHARES OF COMMON STOCK, CONSISTING OF
         SHARES OF COMMON STOCK UNDERLYING VARIOUS OPTIONS AND WARRANTS

                            ------------------------

     This Prospectus relates to the sale of 518,083 shares of common stock, $.001 par value per share (the "Common Stock"), of V3 Semiconductor, Inc., a Nevada corporation (the "Company"), by certain shareholders (the "Selling Stockholders") of the Company, which shares of Common Stock are issuable upon exercise of 518,083 Options and or Warrants (the "Options") which are currently outstanding. Each Option entitles the holder to purchase one share of Common Stock at exercise prices ranging from $1.75 to $6.25 per share (subject to adjustment). Options expire between July 7, 1999 and February 22, 2006. See "Description of Securities."

     The Common Stock is quoted on the Over the Counter ("OTC") Bulletin Board under the symbol VVVI. On June 29, 1998, the last reported sale price of the Common Stock was $3.94.

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 6 AND "DILUTION" ON PAGE 12.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE COMMISSION PASSED
       UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     To the extent that Options are exercised, the Company will receive the proceeds from the exercise of such Options. The Company cannot predict the extent to which Options will be exercised. Regardless of whether any Options are exercised, the Company will incur expenses of approximately $75,000.

              THE DATE OF THIS PROSPECTUS IS               , 1998

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered hereby. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission and the exhibits thereto, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). At the date hereof, the Company was not a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                               PROSPECTUS SUMMARY

     The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

     Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus or in documents incorporated by reference in this Prospectus.

                                  THE COMPANY


     V3 Semiconductor Inc. ("V3" or the "Company"') originates, designs, develops and markets a family of high-performance, highly integrated chips and chipsets for microprocessors which are found in computer peripheral devices, network servers and telecommunications devices. Such microprocessors are referred to in the industry as embedded processors ("Embedded Processors") and are the central controllers for dedicated or non-general purpose systems ("Embedded Systems"). The Company specializes in designing and developing semiconductor products that provide direct-connect interfaces to popular embedded processors, such as the Intel i960, the IBM PowerPC and the AMD 29K Series. The Company's products are designed to facilitate implementation of common functions, such as input/output ("I/O"), dynamic random access memory ("DRAM") and peripheral component interconnect ("PCI") Bridge Controllers. The Company currently markets approximately 17 products which fall into a total of five categories; with the Company's principal product line falling into three of the five categories. Included in these three categories are Burst (DRAM) Memory Controllers, Small System Controllers and PCI Bridge Controllers. V3 has designed its devices to interface seamlessly with a wide variety of processors, which eliminates the need for customers to expend time and effort converting a "generic interface" to support their particular system architecture. The Company's products are utilized in numerous applications, including networking, communications, storage, printing and imaging, and multi-media.


     The Embedded Systems market, which is the Company's primary market, is expanding rapidly in response to the increasing need for speed and functionality in servers, mass storage devices, computer networks and telecommunications. The Company's major customers and/or technology partners in the Embedded Systems market include; Intel, Motorola, IBM, Hitachi, QED, Hewlett Packard, NorTel, Data General, Cabletron, Sony, Hughes, Adaptec and Ascend/Cascade Communications.

     The Company is at the leading edge of Embedded Systems architecture and has developed products for new emerging standards, such as Intelligent I/O ("I2O") which provide solutions to data transfer problems that slow processor performance. In an embedded system, the transfer of data between chips is a crucial design issue that can negatively impact system performance. The increasing need to move data faster and more efficiently will require solutions supported by the Company's current and future products.

     V3 was incorporated in Nevada in 1985. The Company's principal offices are located at 250 Consumers Road, Suite 901, North York, Ontario, Canada M2J 4V6 and its telephone number is (416) 497-8884; its world-wide website is located at www.vcvbed.com. Information contained in the Company's website shall not be deemed part of this Prospectus.

                                  THE OFFERING


Securities Offered by the Selling
  Shareholders............................  518,083 shares of Common Stock issuable upon exercise of outstanding
                                            Options held by the Selling Stockholders. See "Selling Stockholders and Plan of Distribution" for a complete description of the Options outstanding and the holders of such Options.


Use of Proceeds...........................  Any money received by the Company upon the exercise of Options will be used for working capital and other corporate purposes. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Use of Proceeds."

Risk Factors..............................  An investment in the securities offered involves substantial risks, and should be considered only by investors who can afford to sustain a loss of their entire investment. See "Risk Factors."

Common Stock Outstanding Before the
  Offering................................  5,471,528(1)

Common Stock Outstanding After the
  Offering................................  5,989,611(2)

Special Voting Shares Outstanding.........  46,368(3)

OTC Bulletin Board Symbol.................  VVVI(4)

------------------
(1) Includes 10,000 shares of Common Stock issued subsequent to June 30, 1998.

(2) Assuming all outstanding options are exercised.

(3) Special voting shares convert to Common Stock on a one for one basis and have the same voting power as Common Stock.

(4) The Company's shares began trading on the OTC Bulletin Board in 1994.

                         SUMMARY FINANCIAL INFORMATION

     The following summary of financial information should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                                               NINE MONTHS ENDED
                                                                    JUNE 30             YEAR ENDED SEPTEMBER 30
                                                            ------------------------    ------------------------
                                                               1998          1997          1997          1996
                                                            ----------    ----------    ----------    ----------
STATEMENT OF OPERATIONS DATA:
Sales....................................................   $2,639,968    $1,399,056    $1,951,453    $  882,042
Gross profit.............................................    1,795,765       882,651     1,202,370       468,080
Net income (loss)........................................      279,253        76,323      (124,596)     (551,467)
Earnings (loss) per share(1) ............................         0.07          0.02         (0.03)        (0.13)
Shares of Common Stock outstanding.......................    5,461,528     3,437,928     3,437,928     3,425,428
Voting Special Shares outstanding........................       46,368       697,310       697,310       709,810
Total Common Stock and Voting Special Shares(1) .........    5,507,896     4,135,238     4,135,238     4,135,238

                                                                                           YEAR ENDED SEPTEMBER 30
                                                                                           ------------------------
                                                                          JUNE 30, 1998       1997          1996
                                                                          -------------    ----------    ----------
BALANCE SHEET DATA:
Working Capital .......................................................    $ 5,128,980     $  485,292    $  590,648
Total Assets...........................................................      5,909,785      1,289,901     1,325,042
Total Liabilities......................................................        381,339        431,900       345,648
Stockholders' Equity...................................................      5,528,446        858,001       979,394

------------------
(1) Earnings (loss) per share are based upon the weighted average of the total number of shares of Common Stock outstanding plus total number of Voting Special Shares. Such computation represents basic and full dilution.

                                    GLOSSARY


ASIC...........  Application Specific Integrated Circuit--integrated circuit design to perform a specific function

CISC...........  Complex Instruction Set Computer--general purpose processor (CPU), i.e. 486, Pentium

CPU............  Central Processing Unit--system processor

DMA............  Direct Memory Access--method of addressing memory

DRAM...........  Dynamic Random Access Memory--type of memory device

Embedded.......  Dedicated or Non-General purpose, i.e. Embedded processor usually a RISC CPU
                 --incorporated in a non-desktop system or workstation

FPGA...........  Field Programmable Gate Array--programmable integrated circuit

I/O............  Input/Output--input/output

I,O............  Intelligent Input/Output--intelligent input/output

ISA............  Industry Standard Architecture--bus architecture used to move data between processor and peripheral

MFP............  Multi Function Peripheral Devices--multifunction peripheral device, i.e. combination fax/copier/printer

NRE............  Non-Recurring Engineering (charges)--one time setup charges

OEM............  Original Equipment Manufacturer--system manufacturer

PCI............  Peripheral Component Interconnect--enhanced bus architectures (faster and wider ISA)

PLD............  Programmable Logic Device--smaller FPGA

RAID...........  Redundant Array of Inexpensive Disks--set of redundant disk systems

RISC...........  Reduced Instruction Set Computer--processor targeted for specific applications

SIG............  Special Interest Group--discussion group, sets standards

SRAM...........  Static Random Access Memory--type of memory device

VHDL...........  VHSIC (Very High Speed Integrated Circuit) Hardware Description Language--descriptor language used to design integrated circuits

VHISS..........  Very Highly Integrated Silicon Solutions--highly integrated ASICs

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the securities offered hereby. This prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this prospectus. An investment in the securities offered hereby involves a high degree of risk.

     Competition. Competition in the semiconductor industry is intense. As the Embedded Systems market gains popularity due to its rapid growth, the number of competitors will increase dramatically. In addition, new architectures and new concepts may be responsible for new products that can perform similar functions as the Company's products. Competition is based on design and quality of the products, product performance, price and service, with the relative importance of such factors varying among products and markets. In addition, the gross profit margins realizable in the Company's markets can differ across regions, depending on the economic strength of end-product markets in those regions. Even in strong markets, price pressures may emerge as competitors attempt to increase market share by lowering prices on those products. Competition in the various markets served by the Company comes from companies of various sizes, many of which are larger and have greater financial and other resources than the Company and, thus, can better withstand adverse economic or market conditions than can the Company. There can be no assurance that the Company will be able to compete successfully in the future against existing or new competitors or that the Company's operating results will not be adversely affected by increased price competition.

     Risk of Technological Change. The semiconductor industry is characterized by rapid technological change and frequent introduction of new technology leading to more complex and powerful products. The result is a cyclical economic environment generally characterized by short product life cycles, rapid selling price erosion and high sensitivity to the overall business cycle. In addition, substantial capital, engineering resources and R&D investment is required for development and manufacture of products and processes. Overall, the Company may experience periodic fluctuations in its operating results because of industry wide conditions.

     Possible Defects in Products; Lack of Product Liability Insurance.
Products as complex as those offered by the Company may contain errors, "bugs" and defects that may impact device specification and related performance, when first introduced or when new versions are released. These errors, "bugs" or defects may impact the Company's ability to ship its products and may necessitate a redesign, which will have an adverse effect on production of new customer designs and product shipments. Although every effort is made to alleviate these problems, there are no assurances that, when the parts are tested either at the Company or at the Samsung or Hyundai fabrication facilities, these problems will be detected. The same part may have to go through several modifications to correct these problems. Such defects could have a material adverse effect on the Company's ability to ship and sustain existing customers.

     The Company faces an inherent risk of exposure to product liability claims in the event that the products designed and sold by the Company contain errors, "bugs" and/or defects. There can be no assurance that the Company will avoid significant product liability exposure. The Company does not currently have any product liability insurance, and there can be no assurance that insurance coverage will be available in the future on commercially reasonable terms, or at all. Further, there can be no assurance that such insurance, if obtained, will be adequate to cover potential product liability claims, or that a loss of insurance coverage or the assertion of a product liability claim or claims would not materially adversely affect the Company's business, financial condition and results of operations.

     Fluctuations in Financial Results. The Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of the Company's control. Factors that may affect the Company's operating results include the rate at which customers grow, the state of the computer industry and general economic conditions. Further, the demand for the Company's products will be directly affected by the life cycle of products with which the Company's products are designed to operate (business cycles). Additional factors that may affect the Company's operating results include the amount and timing of capital expenditures and other costs relating to the expansion of the Company's business, price competition or pricing changes in the computer industry. In addition, shifts in product mix toward, or away from, higher margin products can also have a significant impact on the Company's operating results. As a result of these and other factors, the Company's financial results can fluctuate significantly from period to period.

     Potential Failure to Develop New Products; Potential for Technological Obsolescence. The semiconductor industry as a whole is characterized by rapidly changing technology and industry standards, along with frequent new product introductions. The Company's success in these markets will depend on its ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner, or that products or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive. A fundamental shift in technology in the Company's product markets could have a material adverse effect on the Company.

     Dependence on Key Customers. The Company has several key customers which individually account for more than five percent of the Company's total revenues. For the year ended September 30, 1997, Appletec Ltd. accounted for 30%; Future Electronics accounted for 33%; Hewlett Packard accounted for eight percent; Data General accounted for seven percent and Netspeed accounted for seven percent of the Company's total revenues. For the nine month period ended June 30, 1998, Future Electronics accounted for 33%; Appletec Ltd. accounted for 15%; Netspeed accounted for 14%; Hewlett Packard accounted for seven percent and Nbase Communications accounted for five percent of the Company's total revenues. Many of the Company's key customers operate in cyclical industries and as a result their order levels have varied significantly from period to period in the past and may vary significantly in the future. Such customer orders are dependent upon their markets and customers and may be subject to delays or cancellations. The loss of one or more of such customers, or a declining market in which such customers reduce orders or request reduced prices, could have a material adverse effect on the Company.

     Dependence on Third Party Manufacturers, Manufacturing Risks. The Company does not manufacture any of its products, what is referred to in the semiconductor industry as a "fabless" producer of semiconductors. Therefore the Company is highly dependent upon third party manufacturers that can produce semiconductors that meet the Company's specifications. The Company currently has third party manufacturers that can produce semiconductors which meet the Company's needs, although the Company has not entered into any supply contracts with such manufacturers. Accordingly, no assurance can be given that the manufacturers will be available to the Company, on commercially reasonable terms or otherwise.

     As the industry continues to progress to smaller manufacturing and design geometries, the complexities of producing semiconductors will increase. Decreasing sizes may introduce new problems and delays that may effect product deployment and deliveries. Due to the nature of the industry and the Company being a "fabless" semiconductor company, there could be, from time to time, fabrication related problems that may influence product availability. Introducing new products or transferring existing products to a new fab or process may result in unforeseen device specification and operating problems that may effect product shipments which may be costly to correct. Silicon fab capacity may also change or the costs per (silicon) wafer may increase as worldwide semiconductor demand increases.

     Dependence on Key Personnel. The Company's success depends to a significant extent upon certain senior management, technical personnel and electronic engineers. In February 1996, the Company entered into a five year employment agreement with John Zambakkides, its president and chief executive officer. The Company has not, however, obtained any key-man life insurance on the lives of any of its officers or key personnel, and there can be no assurance that it will do so. The Company believes that its future success will depend in large part on its ability to hire and retain highly skilled technical, managerial and marketing personnel, as well as its ability to attract and retain replacements for or additions to such personnel in the future. As the demand for new, specially trained and experienced electronic engineers increases worldwide, there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business. See "Management."

     Need for Additional Financing. The Company believes that the funds raised from its recent private placement of Common Shares, together with revenues from operations, will be sufficient to finance the

Company's working capital requirements for a period of at least 12 months. The Company may not have sufficient capital resources to develop and implement its business plan beyond such 12 month period. Therefore, the ultimate success of the Company may depend upon its ability to raise additional capital. The Company has not investigated the current availability, sources or terms of acquiring additional capital, and the Board of Directors will not in all likelihood do so until it has determined a need for such additional capital. If additional capital is needed, there is no assurance that such capital will be available from any source or, if available, made or proposed on terms which are acceptable to the Company. If such capital is not available, it will be necessary for the Company to limit its operations to those that can be financed with existing financial resources.


     Risks Associated with Intellectual Property. The Company's future success and competitive position depends in part upon its ability to obtain and maintain certain proprietary technology used in its principal products, and the Company relies in part on patent, trade secret, trademark and copyright law to protect that technology. Presently, the Company has one product patent in Canada on its Burst Memory Controller devices and a patent application pending in the United States for this product. Some of the technology is not covered by any patent or patent application, and there can be no assurance that any of the 4 patent applications filed by the Company will not be invalidated, circumvented, challenged or licensed to others, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology or design around the patents owned or licensed by the Company. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. There can be no assurance that steps taken by the Company to protect its technology will prevent misappropriation of such technology.


     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. There is no intellectual property litigation currently pending against the Company; however, the Company may from time to time be notified of claims that it may be infringing patents or other intellectual property rights owned by other third parties. If it is necessary or desirable, the Company may seek licenses under such patents or intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture or shipment of products or the use by the Company of processes requiring the technology. Litigation could result in significant expense to the Company, adversely affecting sales of the challenged product or technology and diverting the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, cease the manufacture, use, sale or importation of infringing products, expend significant resources to develop or acquire non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or acquisition or that such licenses would be available under reasonable terms and any such development, acquisition or license could require expenditures by the Company of substantial time and other resources.

     No Dividends and None Anticipated. To date, the Company has paid no dividends on its Common Stock. The payment of any future dividends will be at the sole discretion of the Company's Board of Directors. The Company intends to retain earnings to finance the expansion of its business and does not anticipate paying dividends on the Common Shares in the foreseeable future. See "Dividend Policy."

     Control by Existing Shareholders; Anti-Takeover Effects. The Company's executive officers, directors and other principal shareholders, in the aggregate, beneficially own approximately 26% of the Company's outstanding Common Shares. The voting power of these shareholders, under certain circumstances, could have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders." Further, the holders of the Company's Common Shares do not have cumulative voting rights. Accordingly, the holders of a majority of the Common Shares present at a meeting of shareholders will be able to elect all of the directors of the Company and the minority shareholders will not be able to elect a representative to the Company's Board of Directors. See "Description of Capital Stock; Common Shares."

     Issuance of Additional Securities. The Board of Directors of the Company will have authority to issue further Common Shares or other securities without the consent or vote of the shareholders of the Company. The issuance of additional Common Shares by the Company's management, whether in respect of a transaction involving a business opportunity or otherwise, may have the effect of further diluting the proportionate equity interest and voting power of holders of Common Shares, including investors under this offering. See "Description of Securities; Common Shares". Although the Company's Board of Directors has no present intention to do so, it has authority, without action by the Company's shareholders, to issue the authorized and unissued Preferred Shares in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion right and other rights of such securities, which rights may be superior to those of the Common Shares offered hereby.

     Restrictions on Resale; No Assurance of Market Making Activity. The Common Shares are quoted on the OTC Bulletin Board, a regulated quotation service that captures and displays real-time quotes and/or indications of interest in securities not listed on The NASDAQ Stock Market or any U.S. exchange. Although the Company has applied to have its Common Stock listed on the NASDAQ SmallCap Market, there can be no assurance that such listing will be obtained. No assurance can be given that an active market will always be available for the Common Shares or as to the liquidity of the trading market for the Common Shares. If a trading market is not maintained, holders of the Common Shares may experience difficulty in reselling such Common Shares or may be unable to resell them at all. Any such market may be discontinued at any time. In addition, there is no assurance that the price of the Common Shares in the market will be equal to or greater than the offering price hereof. See "Description of Capital Stock"; "Trading Information."


     Nasdaq Eligibility and Maintenance Requirements; Possible Delisting of Common Stock from Nasdaq SmallCap Market. The Company has applied for listing of the Common Stock on the Nasdaq SmallCap Market. The Commission has recently approved new rules imposing criteria for listing of securities on the Nasdaq SmallCap Market, including standards for maintenance of such listing. In order to qualify for initial quotation of securities on the Nasdaq SmallCap Market, an issuer, among other things, must have at least $4,000,000 in net tangible assets, $4,000,000 in market value of the public float and a minimum bid price of $4.00 per share. For continued listing, an issuer, among other things, must have $2,000,000 in net tangible assets, $1,000,000 in market value of securities in the public float and a minimum bid price of $1.00 per share. If the Company is unable to satisfy the Nasdaq SmallCap Market's maintenance criteria in the future, its Common Stock may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in the Company's Common Stock would continue to be conducted in the over-the-counter market in the so-called "pink sheets" or The OTC Bulletin Board. As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the Company's Common Stock.


     Potential Change to OTC Bulletin Board Listing Qualifications. NASD Regulation, Inc. has introduced a proposed rule to limit quotations on the OTC Bulletin Board to the securities of issuers that make current filings pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). Furthermore, NASD Regulation, Inc. has proposed rules which would require members to review current issuer financial statements prior to recommending a transaction to a customer in an OTC Bulletin Board security and to deliver a disclosure statement to a customer prior to an initial purchase of an OTC equity security. In the event that such proposed rule changes are enacted, and the Company fails to make current filings or the NASD members do not maintain the appropriate documentation with respect to the Company, the Company's Common Stock could be de-listed from the OTC Bulletin Board and/or the trading activity of its securities may be severely limited.

     Immediate and Substantial Dilution. The present owners of shares of the Company's issued and outstanding Common Stock have acquired a controlling interest in the Company at a cost substantially less than that which the investors pursuant to this Offering may purchase their Shares. Therefore, the investors pursuant to this Offering will bear a substantial portion of the risk of loss, while control of the Company will remain in the hands of the current management of the Company. Investors in this Offering will suffer immediate and substantial dilution. See "Dilution."

     Necessity of Continuing Post-Effective Amendments to the Company's Registration Statement and State Blue Sky Registration; Exercise of Warrants; Obligation to Optionholders. Although the Options have not knowingly been sold to purchasers in jurisdictions in which the Options are not registered or otherwise qualified for sale, purchasers may move to jurisdictions in which the Options and the Common Stock underlying the Options are not so registered or qualified. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Options unless and until the Options and the underlying Common Stock are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions. There can be no assurance that the Company will be able to effect any required qualification.

     The Options will not be exercisable unless the Company maintains a current Registration Statement on file with the Commission through post-effective amendments to the Registration Statement containing this Prospectus. Although the Company intends to file appropriate post-effective amendments to the Registration Statement containing this Prospectus, and to maintain a current Registration Statement on file with the Commission relating to the Common Stock underlying the Options that is offered hereby, there can be no assurance that such will be accomplished or that the Options will continue to be so registered. See "Description of Securities."

     The obligation to maintain a current registration statement may impose a financial burden on the Company and create a contractual liability of the Company to the Optionholders.

     Shares Eligible for Future Sale. No assurance can be given as to the effect, if any, that future sales of Common Stock, will have here on the market price of Common Stock. Of the Company's shares of Common Stock currently outstanding at June 29,1998, 3,934,816 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. Subject to compliance with the notice and manner of sale requirements of Rule 144 and provided that the Company is current in its reporting obligations under the Securities Exchange Act of 1934, as amended, a person who beneficially owns restricted shares for a period of at least two years is entitled to sell, within any three month period, shares equal to the greater of 1% of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. See "Shares Eligible For Future Sale." As of June 29, 1998, 2,566,488 shares of Common Stock, held by 23 beneficial owners, are eligible for sale pursuant to Rule 144. The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the market price of the Common Stock prevailing at the time of any sales. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities--Shares Eligible for Future Sale."

     Possible Delisting and Risk of Low-Priced Securities; Possible Adverse Effect of Penny Stock Regulations on the Liquidity of the Company's
Securities. The Common Stock currently trades on the NASD's OTC Electronic Bulletin Board. At June 15, 1998, the bid and asked prices were $3.94 and $4.13, respectively. The NASD has more stringent criteria for listing of securities on NASDAQ. To qualify for NASDAQ Small-Cap listing, NASDAQ requires satisfaction of certain financial tests, including the attainment of specified minimum levels of assets, income, net worth, and certain minimum requirements relating to the market value of the securities to be listed (exclusive of shares owned by insiders), as well as the number of shares and stockholders. Specifically, the Company must have at least $4,000,000 in net tangible assets and a minimum bid price of at least $4.00. However, there can be no assurance that the Company will be able to satisfy certain other specified financial tests and market related criteria required for quotation on NASDAQ. If the Company is unable to satisfy the NASDAQ listing criteria in the future, its Common Stock will not be eligible for trading on NASDAQ. Trading, if any, would continue to be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to include an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,
(ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks association therewith. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell such securities.

     In addition, if the Company's securities are not quoted on NASDAQ, or the Company does not have $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rule 15g-9 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.


     Presently, the Company only meets the net tangible asset test for not being considered a penny stock. If the Company's net tangible assets drop below $2 million and it is unsuccessful in becoming listed on the NASDAQ SmallCap market system, the Company's stock would be considered a penny stock. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.



     Effect of Environmental Regulations on the Company's Business. The Company believes that compliance with federal, state and local laws or regulations which have been enacted or adopted to regulate the environment has not had, nor will have, a material effect upon the Company's capital expenditures, earnings, competitive or financial position.


     Broad Discretion in Application of Proceeds by Management; Change in Use of Proceeds. Approximately $1,658,046 (100%) of the estimated net proceeds of this Offering have been allocated to working capital. Additionally, in the event that the Underwriter's over-allotment option is exercised or to the extent that the Warrants are exercised, the Company will realize additional net proceeds, which will be added to working capital. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. Notwithstanding its plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate or changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. See "Use of Proceeds."

     Forward Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements, including among others (i) anticipated trends in the Company's financial condition and results of operations, and (ii) the Company's business strategy for managing and expanding its operations. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the industries in which it operates; and (iv) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.


     Effect of Year 2000 Issues on the Company's Operations. Many computer systems used today may be unable to interpret data correctly after December 31, 1999, because they allow only two digits to indicate the year in a date. The Company has been engaged in assessing this Year 2000 issue as it relates to its business. Because the Company is highly dependent on third party vendors, this review covers both the Company's own operating systems and the systems of the Company's third party vendors and manufacturers. Failures and interruptions, if any, resulting from the inability of certain computing systems of third party vendors, including the Company's clearing broker, to recognize the Year 2000 could have a material adverse effect on the Company's results of operations. There can be no assurance that the Year 2000 issue can be resolved by any of such third parties prior to the upcoming change in the century. Although the Company may incur substantial costs, particularly costs resulting from charges by its third party service providers, in correcting Year 2000 issues, such costs are not sufficiently certain to estimate at this time.


                                USE OF PROCEEDS

     Any money received by the Company upon the exercise of the Options will be used for working capital and general corporate purposes. The maximum amount of proceeds that the Company will receive upon the exercise of the Options is $1,733,046 (assuming the current exercise prices), less approximately $75,000 in costs associated with this Offering. However, there can be no assurance that any or all of the Options will be exercised and that the Company will receive any proceeds therefrom.

                                   DIVIDENDS

     To date, the Company has paid no dividends on any shares of its Common Stock and the Company's Board of Directors has no present intention of paying any dividends on its Common Stock in the foreseeable future. See "Description of Securities." The payment by the Company of dividends on the Common Stock in the future, if any, rests solely within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the Company's Board of Directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may also limit the Company's ability to pay dividends on the Common Stock.

                                    DILUTION

     The net tangible assets of the Company at June 30, 1998 was $5,528,446. The net tangible book value of the Company's Common Stock at June 30, 1998 was approximately $1.00 per share. Net tangible book value represents the amount of the Company's tangible assets reduced by the amount of its liabilities. The present owners of shares of the Company's issued and outstanding Common Stock have acquired a controlling interest in the Company at a cost substantially less than that which the investors in this Offering may purchase shares. Accordingly, to the extent that the shares issued in this Offering upon the exercise of outstanding options and warrants are issued at prices which are higher than the prices paid by the present owners, the present owners shall experience an increase in the net tangible book value per share of their shares of Common Stock while the investors in this Offering will suffer immediate and substantial dilution.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998. This table should be reviewed in conjunction with the Company's Financial Statements attached as an exhibit hereto.

                                                                                                          AS OF
                                                                                                      JUNE 30, 1998
                                                                                                      -------------
Shareholders equity
  Special shares(1)................................................................................           124
  Common Shares(1).................................................................................         5,462
  Additional paid in capital(1)....................................................................     6,022,308
  Cumulative Translation Adjustment(1).............................................................         6,829
  Deficit..........................................................................................      (506,277)
                                                                                                        ---------
Total Shareholders' equity.........................................................................     5,528,446
                                                                                                        ---------
                                                                                                        ---------
Total Capitalization...............................................................................     5,528,446
                                                                                                        ---------
                                                                                                        ---------

------------------
(1) See Notes to the financial statements.

                             MARKET FOR SECURITIES

     The high and low bid (price which a market maker is willing to pay for the Share) and offered (price at which a market maker will sell the Shares) quotations for the Company's Shares, as reported to the Company's management by the OTC Bulletin Board are listed in the following chart. These quotations are between dealers, do not include retail mark-ups, markdowns or other fees and commissions, and may not represent actual transactions.

DATE                                                                      LOW BID    HIGH BID    LOW ASK    HIGH ASK
-----------------------------------------------------------------------   -------    --------    -------    --------
Fiscal 1996
  December 31, 1995....................................................   $ 4.50      $7.50       $5.50      $8.25
  March 31, 1996.......................................................   $ 3.50      $5.875      $4.25      $6.875
  June 30, 1996........................................................   $ 1.50      $6.00       $2.00      $8.00
  September 30, 1996...................................................   $ 1.50      $4.125      $2.25      $8.00
Fiscal 1997
  December 31, 1996....................................................   $ 0.625     $3.25       $1.75      $4.25
  March 31, 1997.......................................................   $ 1.00      $3.00       $2.50      $4.50
  June 30, 1997........................................................   $ 1.25      $4.125      $2.25      $5.00
  September 30, 1997...................................................   $ 3.50      $4.375      $4.25      $5.25
Fiscal 1998
  December 31, 1997....................................................   $ 2.375     $4.25       $3.25      $5.00
  March 31, 1998.......................................................   $ 3.75      $7.00       $4.00      $7.75
  June 30, 1998........................................................   $ 3.875     $6.125      $4.00      $6.75

     At September 14, 1998, there were 828 shareholders of the Company's Common Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The statements contained in this Prospectus that are not historical are forward looking statements, including statements regarding the Company's expectations, intentions, beliefs or strategies regarding the future. Forward-looking statements include the Company's statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. All forward looking statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statement. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in the risks discussed in the "Risk Factors" section.

RESULTS OF OPERATIONS

FISCAL YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1996.

  Sales

     Sales increased 121% to $1,951,453 in fiscal 1997 from $882,042 for the 1996 fiscal year. This increase in sales was a result of (i) an increase in the number of customers purchasing the Company's products, (ii) an increase in the number of products available for sale, (iii) an increase in shipments, and
(iv) additional sales personnel marketing the Company's products.

  Gross Profit

     Gross profit increased 157% to $1,202,370 in fiscal 1997 from $468,080 in fiscal 1996. The increase in gross profit was a result of increased sales combined with higher profit margins. The Company was able to increase its gross profit percentage by (i) reducing the prices the Company pays to its ASIC manufacturing subcontractors by 20% to 60% through negotiating better pricing terms, and (ii) streamlining the product delivery structure. Most of the Company's products are now shipped directly from its manufacturing subcontractor to V3's third party inventory logistics partner. The logistics partner, at the direction of V3, is responsible for shipping product to the customer. As a result, all costs related to inventory storage, product handling, quality inspections and product delivery are incurred by the logistics partner.


Research & Development ("R&D") Expenditures


     R&D expenditures decreased by 31% to $332,927 in fiscal 1997 from $483,651 in fiscal 1996. The Company reduced the costs of its R&D by reducing the number of modifications made to its products. Products are often modified after they have been designed and produced due to shifting standards in the semiconductor industry and because of bugs that may be discovered in early versions of products. The Company has been able to reduce the number of modifications or "re-spins" that it has to make to its products. For example, in 1996 the Company re-spun its PCI Bridge Controllers ("PBC") three times and in 1997 the Company did not have to re-spin its PBC device at all. The Company further reduced its R&D expenses in 1997 by reducing the number of evaluation boards designed and built in favor of an increased number of application notes. In the past, the Company would demonstrate how its products worked in applications by producing actual evaluation boards containing the Company's products. Customers could then use these boards to evaluate the Company's products. During 1997, the Company shifted to using application notes to demonstrate its products rather than producing evaluation boards. The application notes are essentially paper designs which demonstrate on paper how customers can build systems with the Company's parts, without incurring the costs of actually building the board level systems.


  Other Income



     Other income decreased by 67% to $259,712 in fiscal 1997 from $779,998 in fiscal 1996. This decrease was a direct result of a reduction in royalty payment from National Semiconductor Corporation ("NSC"). NSC has the rights to manufacture and market an earlier version of the Company's Burst Memory Controller ("BMC") product family. NSC paid the Company a royalty equal to 50% of the selling price on the first 100,000 units shipped to their customers; thereafter the royalty is reduced to 7.5% per unit. In January 1997, NSC shipped their

100,000th unit and as a result the royalty payable on all additional units sold was reduced to 7.5% per unit. The reduction in "Other Income" is a direct reflection of the reduction in the royalty percentage. The Company believes that the decrease in royalty payments from NSC will be offset by increased sales of its newer BMC products. The Company is currently contacting customers that have purchased the Company's older BMC products and converting them to its new line of BMC products.


  Loss for the year


     Losses for the fiscal year 1997 were reduced by 77% to $124,596 as compared to the loss of $551,467 for fiscal year 1996. Increases in sales had the largest impact on the reduction of losses for fiscal 1997 as compared to fiscal 1996. Increases in gross margin had the second largest impact, followed by reductions in R&D spending and improvements in operating efficiencies.


NINE MONTHS ENDED JUNE 30, 1997 AND 1998

  Sales

     Sales increased 89% to $2,639,968 for the first nine months of fiscal 1998 from $1,399,056 for the first nine months of the 1997 fiscal year. This increase in sales was a result of (i) an increase in the number of design wins that are now shipping in production volumes, (ii) the introduction of an updated SSC device and the release of the first members of the EPC product family, (iii) an increase in the number of manufacturers representatives promoting the V3 products and (iv) an increase in the number of design wins.

  Gross Profit

     Gross profit increased 103% to $1,795,765 in the first nine months of fiscal 1998 from $882,651 in the first nine months of fiscal 1997. The increase in gross profit was a result of increased sales and the continuing effort to reduce the cost of goods sold. The Company was able to negotiate reduced costing for all its products which resulted in a gross margin of 68% during the first nine months of fiscal 1998 versus a gross profit margin of 63% for the same period in fiscal 1997. Most notable of these cost reductions was the 51% reduction in the cost of the SSC device as a result of re-spinning that product. There was a significant increase in commissions paid to the manufacturers representatives however that increase can be attributed to the increased number of manufacturers representatives promoting the V3 products as well as the increase in sales.

  Other Income

     Other income decreased by 55% to $126,907 in the first nine months of fiscal 1998 from $279,823 in the first nine months of fiscal 1997. Other income is comprised, almost entirely of royalty income paid to V3 by National Semiconductor Corporation ("NSC") for the rights to manufacture and market a BMC design. The trend of decreasing royalty revenue is expected to continue as NSC is simply maintaining their current customer base and is not trying to expand it. Royalty payments are also expected to be reduced as more customers upgrade to the newer versions of the BMC device that are only available from V3.

  R&D Expenditures

     R&D expenditures increased by 52% to $325,981 in the first nine months of fiscal 1998 from $213,925 in the first nine months of fiscal 1997. The increase in R&D expenditures is due entirely to an increase in R&D salaries and personnel. In order to release new products to the marketplace within the ever shortening time windows the Company expects to more than double the number of engineering personnel that it currently employs.

  Net Income

     Net income for the first nine months of fiscal year 1998 was increased by 266% to $279,253 as compared to $76,323 for first nine months of fiscal year 1997. The Company's return to profitability was a result of increased sales, increased profit margins and improvements in operating efficiencies.

LIQUIDITY AND CAPITAL RESOURCES

     In the first nine months of fiscal 1998, cash used in operations was $1,091. Cash flow used in investing activities was $109,444 as a result of purchases of fixed assets.

     On March 16, 1998, the Company through its Placement Agent, The Mason Cabot ("Mason Cabot") Division of W.J. Nolan & Co., undertook the private placement of Common Stock of the Company at a price of $3.50 per share. The offering contemplated a minimum gross amount of $1,000,000 and a maximum of $5,500,000. On May 6, 1998, the initial closing was conducted in which the Company sold 687,926 shares for aggregate gross proceeds of $2,407,741. On June 15, 1998, the second and final closing was conducted in which the Company sold 684,732 shares for aggregate gross proceeds of $2,396,562. In the two closings the Company sold a total of 1,372,658 shares of Common Stock for $4,804,303. Mason Cabot received a 7% selling commission and a 1.5% non-accountable expense allowance for its services as placement agents. The Company received net proceeds of this sale of approximately $4,375,000. Management believes that the net proceeds of the private placement together with accumulated cash deposits from operations will be sufficient to meet the Company's capital need for the next 12 months.


     In September 1997, the Company entered into a line of credit with the Canadian Imperial Bank of Commerce ("CIBC") for a maximum of $140,000. No funds have ever been drawn on this facility. This facility bears interest at the prime rate, as established by the Royal Bank of Canada, plus two percent. The Company's line of credit is valid until September 1999, at which time the line of credit will be re-evaluated.


     In April 1998, the Company entered into an agreement with the Export Development Corporation ("EDC"), a company developed by the Government of Ontario, Canada, whereby the Company purchases EDC insurance, which covers up to 90% of the Company's receivables. The premium for such insurance, on average, equals one half of one percent of the Company's receivables in a given month.


     The Company believes that the funds raised from its recent private placement of Common Shares, together with revenues from operations, will be sufficient to finance the Company's working capital requirements for a period of at least 12 months. The Company is not contemplating any acquisitions at this time and the Company believes that revenues from operations will be sufficient to finance the Company's working capital requirements during the next 24 to 36 months.



EFFECT OF DECLINING VALUE OF THE CANADIAN DOLLAR



     The declining value of the Canadian dollar, as compared to the value of the United States dollar, has had a positive effect on the financial condition of the Company because all revenues from sales are received in U.S. dollars and all goods purchased for resale are purchased with U.S. dollars; however, the majority of operational expenses are in Canadian dollars. All references to dollar amounts in this Prospectus, including sales, are in U.S. dollars.


YEAR 2000

     Many computer systems used today may be unable to interpret data correctly after December 31, 1999, because they allow only two digits to indicate the year in a date. The Company has been engaged in assessing this Year 2000 issue as it relates to its business. This review covers both the Company's own operating systems and the systems of the Company's third party vendors and manufacturers. This project, along with developing and implementing solutions to the Year 2000 issue is continuing. Management currently anticipates that the project will be substantially completed before the end of calendar year 1998. While the Company is currently unable to quantify the costs associated with implementing solutions to the Year 2000 issue, it does not believe that such costs will not have a material impact on the Company's financial results or position.

FORWARD-LOOKING STATEMENTS

     Certain statements in Management's Discussion and Analysis of financial condition and Results of Operations and certain sections in this Prospectus are forward looking. These may be identified by the use of forward-looking words or phrases such as "believe", "expects", "anticipate", "should", "estimated" and "potential", among others. These forward-looking statements are based on the Company's reasonable current expectations. The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements.

                                    BUSINESS

HISTORY


     The Company was incorporated under the laws of the State of Nevada on December 23, 1985 under the name Ariel, Inc. In 1987, the Company completed an offering of its Common Stock under Regulation A of the Securities Act of 1933, pursuant to which the Company raised approximately $70,000. From 1987 to April 1994, the Company was dormant and did not engage in any business. During this time, the funds raised by the Company in the public offering were held in a bank account earning interest. In April 1994, V3 Corporation merged with and into the Company and the Company changed its name form Ariel, Inc. to V3 Incorporated. In connection with the merger with V3 Corporation, the Company utilized $35,000 of the funds raised in its public offering to pay for legal services rendered by Kimbil & Associates, a law firm located in Salt Lake City, Utah. V3 Corporation, was incorporated under the Ontario Business Corporations on October 22, 1985. During the period from October 22, 1985 to April 1994, V3 Corporation engaged in the business of designing, engineering and marketing semiconductors and integrated circuits. On April 18, 1994, the Company and V3 Corporation entered into a plan of reorganization agreement through which the two companies merged into V3 Incorporated and in 1996, V3 Incorporated changed its name to V3 Semiconductor, Inc.


OVERVIEW

     The overall mission of the Company is to originate, design and market high performance peripheral and core silicon products for the Embedded Systems market. The Company believes that the Embedded Systems market has the potential for significant growth as Embedded System applications evolve in functionality from relatively simple industrial controllers to use in highly complex networking and telecommunications applications.

     The Company's products are designed to function in tandem with specific microprocessors manufactured by third parties such as Intel Corporation ("Intel"), Motorola Corporation ("Motorola"), International Business Machines ("IBM"), Hitachi Semiconductor of America ("Hitachi"), Quantum Effect Design ("QED"), Texas Instruments ("T.I."), Integrated Device Technology ("IDT") and Advanced Micro Devices ("AMD"). Microprocessors, which include microcontrollers or central processing units ("CPUs"), are the central controllers of virtually all computer systems. In addition, they are also used in a relatively invisible but very large segment of the computer industry as "Embedded Controllers" in a variety of products and applications. The Company's products work with these CPUs by directing and controlling the flow of data between the CPUs and the various peripherals that the CPUs control. Applications include servers, communication routers, data switches, mass storage controllers, modems, facsimiles (fax) and imaging equipment, telecommunication switching equipment, networking controllers, instrumentation, industrial tools and consumer appliances.

     The Company's products are co-peripherals to all major RISC processors including, but not limited to, Intel's i960 family of processors, IBM's PowerPC series and AMD's 29K, as well as embedded x86 processors which are used for lower cost applications. In addition, with a minimum of programming, the Company's controllers (System, Memory and PCI) can be used with any and all embedded processors, such as: Motorola (PowerPC TM, 68K TM, Coldfire TM, PowerQUICC TM families), Hitachi (Super-H TM, SCA-II TM Series), MIPS TM Processors (QED, MIPS TM, IDT, NEC, Toshiba). The Company's products are designed to be compatible with existing and new standards and technologies such as PCI with I2O and are used in such new technologies as ATM, xDSL, Ethernet (10BaseT), Fast Ethernet (100BaseT), Gigabit Ethernet etc.

     The Company has identified target markets for its business, designed and developed products that satisfy the requirements of key customers in those markets, and established a number of important strategic alliances with Intel, IBM, Motorola, Hitachi and QED. The Company is presently listed on Intel's and Motorola's websites and believes it will be on Hitachi's, T.I.'s and QED's websites in the near future. The Company's sales and marketing channels are designed in order to provide total market coverage. The Company has now reached the stage in the development of its business plan and has the right management team in place, to aggressively pursue marketing and sales strategies to maximize market share in its target markets and reinforce its competitive advantages in the Embedded Systems market.

PRODUCT LINES

     The Company produces processor specific semiconductors, integrated circuits, for the Embedded Systems market. These products are used by system designers who are utilizing high-speed RISC and 'Super Scalar' microprocessors within their embedded systems design. These processors demand efficient coupling to memory and peripheral input/output (I/O) devices in order to attain any degree of efficiency. The system designer faces three alternative choices in achieving this coupling: (1) use PLDs or FPGAs (Field Programmable Gate Array) which must be customized to the application, (2) designing an ASIC to implement the application, or (3) using a V3 Semiconductor standard product which requires no design work and whose functionality has been fully tested.

     The Company's principal product lines fall into three categories: Burst
(DRAM) Memory Controllers (BMC Family), Small System Controllers (SSC Family) and PCI Bridge Controllers (PBC, EPC & PSC Families). Today's market demands also require support for these silicon devices in the form of evaluation and reference design boards, application notes, documentation and software that will enable engineers ease of interfacing to other devices in their design.

BURST (DRAM) MEMORY CONTROLLERS

     Semiconductor memory is typically available in two major types, Static Random Access Memory ("SRAM") and Dynamic Random Access Memory ("DRAM"). SRAM devices are somewhat faster than DRAMs, however, they are considerably more expensive, particularly in systems where a significant amount of random access memory is required. DRAM Controllers are integrated circuits that are physically installed between the microprocessor and an array of DRAM devices and execute the appropriate control strategy to make DRAM devices behave like SRAM devices.

     The Company's Burst Memory Controllers ("BMCs") are DRAM Controllers interfaces the host processor to the low cost commodity DRAMs manufactured by merchant semiconductor manufacturers. Systems employing these controllers can replicate the performance of an SRAM based system at a fraction of the cost, at lower power levels, at higher speeds and with no design or production overhead to either the DRAM manufacturer or the system designer. In order to increase flexibility to system designers and to expand their marketability, most BMCs have features that are software programmable, enabling these features to be easily modified for performance or convenience.

     The Company has a Canadian patent on a DRAM Controller design which minimizes the power required and heat generated during the access stage with a proprietary design feature that may only be functionally replicated by other technologies at materially higher prices.

SMALL SYSTEM CONTROLLERS ("SSC")

     System Controllers are integrated circuits that expand the functional use of DRAM controllers by adding control features that would normally be provided by external devices. The Company's system controllers (SSC family of integrated circuits) are designed to operate with specific microprocessors such as Intel's i960 Sx/Jx, and IBM's PPC401 PowerPC processors and are typically used in high-performance network equipment and RAID (Storage) Controllers. The Company's SSC product family, allows system designers to replace many lower integration support components with a single integrated component.

     The Company's SSC System Controller family includes a high performance DRAM controller, DMA controllers, interrupt management, serial ports, I/O control logic, timers and I/O ports. The SSC can be combined with Intel i960 or IBM PowerPC processors to build powerful, low-component could add-in cards, robotics controllers and networking systems.

PCI BRIDGE CONTROLLERS (PBC)

     Peripheral Component Interconnect (PCI) is a new system "bus" standard developed by more than 100 industry leading companies, including Intel, IBM, AMD, H.P. and Apple to define a single standard method of connecting CPUs to peripheral devices such as disk controllers, graphics controllers and communication devices. Most computers today use the PCI bus interface which has replaced the Industry Standard Architecture (ISA) bus interface.

     The Company was the first company to go to production with devices that supported the intelligent input/output (I2O) standard. This new standard provides a software solution (along with PCI, a standard bus interface) which optimizes CPU and system performance by handling the overhead of I/O interrupts.

     The Company has now launched its Second Generation of I2O PCI Controllers, the EPC (Enhanced PCI Controller). The EPC has additional functionality such as DMA Chaining, which supports Multi-Processor capabilities. These features are in demand by mainly networking companies such as: Cisco, Bay Networks, 3 Comm, Ascend/Cascade Communications, Hewlett Packard, Cabletron, Nortel, Newbridge and others.

     A more recent and more widely applicable family of PCI Controllers is the PCI Slave Controller ("PSC"). This family is targeted for the cost sensitive ISA devices, which are now migrating to PCI adapter cards. These are lower cost, high volume products targeted for a lower-end adapter mass market which in turn addresses the conversion from older limited and obsolete data buses (ISA) to wider and more efficient ones (PCI).

EMBEDDED SYSTEMS INDUSTRY OVERVIEW


     According to the March 17, 1997 edition of the publication Electronic Design which cites the report "The World Embedded Controller Market" prepared by Frost and Sullivan, a market research company (the "Frost and Sullivan Report"), the total embedded market (4, 8, 16 and especially 32 and 64 bit RISC Processors) is expected to grow to approximately $34 billion by the year 2002. The embedded market is driven by the increasing performance demands for speed and functionality, of the server, mass storage, networking and communications technologies. Global players, such as Intel, Motorola, IBM, Hitachi and Hewlett Packard, who also are the Company's technology partners and/or customers, attest to this unprecedented growth by investing heavily into product development in RISC processors, new standards such as I2O and new 32 and 64 bit peripherals. Their heavy investments are driven either by the need to develop, design and market end-user equipment or semiconductor products in support of the embedded market.



     According to the Frost and Sullivan Report, the high-end 32 and 64 bit processor segment of the embedded market is expected to exceed $9 billion by the year 2002. The embedded PCI market, a major subsection of the embedded market that the Company serves, is expected to grow to $1.7 billion during the same time period. The Company is targeting a subset of this market, the peripherals sector, which is expected to grow to over $1 billion by the year 2002. The Company's goal is to attain significant market share of this surging market by 2001. Emerging standards, such as I2O (Intelligent I/O)--which address and resolve the serious and costly systems problem of data bottlenecks--create new opportunities in this market, by providing solutions to data transfer and CPU overhead problems. In an embedded system, these are crucial design issues that seriously impact system performance. The increasing need to move data faster and more efficiently will require solutions supported by the Company's current and future products.


     Initially the Company's products were developed to support RISC processors in embedded applications. As Embedded Systems requirements have evolved, driven mainly by networking and office equipment applications, the Company has moved to designing more advanced products in support of the I/O (input/output) needs that are driven by such industry leaders as Intel, IBM, H.P., US Robotics, Compaq, Cisco, Bay Networks etc. New products may include a RISC processor core or "coring" with a partner as part of a highly integrated silicon based system, as well as other highly integrated peripherals targeted for certain segments (telecom and data equipment, imaging, set-top and high-end server) of the market.

SEMICONDUCTOR INDUSTRY MARKET STRUCTURE

     There are three major segments in the semiconductor industry: the standard integrated circuit ("IC") segment, the application specific integrated circuit ("ASIC") segment and the "chipset" segment which is a hybrid of the other two segments. Each of these market segments can be further subdivided into "merchant" and "captive" markets. The merchant market consists of producers involved in sales to unrelated third parties, while the captive market involves sales to affiliated parties. For example, while IBM is reportedly the largest producer of semiconductors in the world, its production is principally consumed internally by its "captive" vertically integrated business groups. AMD , T.I., Motorola, SGS-Thompson and NSC, on the other hand, are examples of merchant semiconductor suppliers.

IC BUSINESS SEGMENT

     The IC business segment generally sells two types of products: relatively generic high volume, low margin devices (such as DRAM memory devices), and proprietary technologies (such as microprocessors, peripheral controllers, graphics ICs and signal processing ICs). In the "high volume" product lines, key factors for success are cost controls, manufacturing efficiency and quality. In the "proprietary" product areas, while cost and quality issues remain relevant, intellectual property and innovative design take precedence.

     For most large semiconductor producers in the merchant market, volume output and economies of scale are critical to success. However, costs of production being relatively uniform (or at least potentially so) for larger manufacturers, the value of a semiconductor manufacturer's products is determined by market demand for the features embodied in those products. Consumers of merchant market ICs select semiconductors for incorporation into their products based principally on their functionality (roughly determined by the surface area consumed per product unit) and the degree to which competing designs can be excluded from the marketplace.

     The volume requirements of major merchant market suppliers, their cost of production constraints, and the effect that this has on product selection for inclusion in the semiconductors they design and produce has created opportunities for smaller and innovative semiconductor companies, such as Cyrix, Atmel, Actel and Xilinx. This is the niche market in which the Company operates. These kinds of producers are known in the industry as "fabless" semiconductor manufacturers. These companies, under subcontracting arrangements with larger semiconductor manufacturers, focus on developing niche designs and products which can be incorporated into, or added on to, the semiconductors manufactured by principal merchant market semiconductor suppliers. Because fabless manufacturers do not have the high fixed costs associated with semiconductor manufacturing, profitable sales can be made at lower volume targets and their niche products can be brought to market both independently and through arrangements with the principal merchant market semiconductor manufacturers.

     The Company, for example, has partnered with a traditional semiconductor maker, National Semiconductor Corporation, to not only "make" products for incorporation into NSC designs but also to develop, market and sell ICs jointly with NSC.

ASIC BUSINESS SEGMENT

     ASICs are essentially customized ICs designed for specific customer applications. The desire among manufacturers who use embedded control systems to pursue differentiation in developing their own product designs, and their needs to increase performance and reduce costs in a number of specific areas, has fueled the demand for ASICs. While this should be, in theory, a highly profitable value added undertaking for larger semiconductor manufacturers, several factors have impeded market growth and profitability in this area. The major problems of ASICs is that they are expensive to design, do not achieve full functionality without substantial upgrading and have limited market scope in the semiconductor merchant market as specific-purpose products. ASICs also are not easily accommodated within the established architecture of most systems. As a result, a number of semiconductor manufacturers specializing in ASIC products have encountered serious financial difficulties and have either discontinued operations or have been acquired by other firms in recent years. For this reason, the Company has focused upon the chipset segment of the semiconductor industry.

CHIPSET BUSINESS SEGMENT

     Traditionally, "chipsets" were not a part of the embedded market. The Company's entry into the semiconductor business was founded on the premise that 32-Bit RISC processors would change the embedded design marketplace. The 32-Bit RISC processors are inexpensive and powerful, and allow functions traditionally implemented in hardware through the use of "chipsets" to be moved into software without sacrifice in performance or cost. Through the use of 32-Bit processors, the Company has defined "chipsets" for the embedded marketplace. These "chipset" devices are part of a new segment of the IC business segment known as Application Specific Standard Products ("ASSPs").

     ASSPs are designed, manufactured, marketed and sold as merchant market commodity devices or standard products and they are targeted at interfacing key functions like memory control and other peripheral functions to specific processors. The Company's interface devices cost less than equivalent ASICs or discrete solutions that would otherwise be required, and there are no development costs to the end-user.

     The 32-Bit Embedded RISC market has exploded over the past 6 years from 100,000 units shipped in 1989 to 7 million units shipped in 1994. In 1996, volumes are expected to exceed 15 million units for a total value of over $1 billion and by 2002 to exceed $7 billion. The Company has had an early start in this marketplace and given its current and planned product mix, anticipates being one of only a few suppliers of this technology.

MARKETING AND SALES STRATEGY & STRATEGIC PARTNERSHIPS

     The Company has identified target markets for its business, designed and developed products that satisfy the requirements of key customers in those markets, and established a number of important strategic alliances with Intel, IBM, Motorola, Hitachi and QED. The Company is presently listed on Intel's and Motorola's websites and believes it will be on Hitachi's, T.I.'s and QED's websites in the near future. The Company markets it products through direct sales to its major, global corporate customers; sales through the Company's network of manufacturers' representatives which include major original equipment manufacturers worldwide and sales through distributors. The Company believes that it has reached the stage in the development of its business to aggressively pursue marketing and sales strategies to maximize market share in its target markets and reinforce its competitive advantages in the Embedded Systems market.


     The Company markets its products worldwide through a network of manufacturers' representatives and distributors. The Company utilizes the technical support, customer service and materials management of its representatives and distributors. The Company's customers include Adaptec, Appletec Ltd. Ascend/Cascade, Cabletron, Data General, Future Electronics, Hewlett Packard, Hitachi, Hughes Communications, IBM, Kodak, Nbase Communications, NEC, Netspeed, Nortel, Samsung, Scitex and Sony. Some of these customers individually account for more than five percent of the Company's total revenues. For fiscal year ended September 30, 1997, Appletec Ltd. accounted for 30%; Future Electronics accounted for 33%; Hewlett Packard accounted for eight percent; Data General accounted for seven percent and Netspeed accounted for seven percent of the Company's total revenues. For the nine month period ended June 30, 1998, Future Electronics accounted for 33%; Appletec Ltd. accounted for 15%; Netspeed accounted for 14%; Hewlett Packard accounted for seven percent and Nbase Communications accounted for five percent of the Company's total revenues.



     The Company has developed a number of relationships with strategic partners who combine the Company's products with their own in recommended system solutions for customers. These include the i960 division of Intel, the High End Microprocessor group of Motorola, the Embedded Processor Division of AMD, the RISC product group of IDT, the Embedded Processor group of IBM, the Embedded Super-H group of Hitachi and the MIPs Intellectual Property House QED.

     To date the Company's marketing strategy has focused on building end-user and strategic partner confidence in its IC products. Information has been disseminated to strategic partners and consultations have been held with a view to presenting the Company's products as part of the strategic partners' overall design solution to their customer's specific requirements. The Company has been able to access the resources of its strategic partners to identify target markets, determine market sizes, develop design proposals and solutions, and establish pricing policies.

     This third party marketing approach has enabled the Company to develop a substantial base of customers. These alliances have been particularly important in developing relationships and product distribution channels to smaller customers who are more risk averse and less prepared to embrace technology solutions offered by smaller suppliers such as the Company. Due to its strategic relationships with established merchant market manufacturers, the Company has been able to develop a level of confidence in smaller suppliers that makes it easier to establish ongoing relationships with them. Smaller customers are important to the Company's overall market development strategy since they purchase smaller quantities of its products at higher average selling prices. They also provide a more diverse and stable revenue base than that which would apply if the Company held a small number of large accounts.

MANUFACTURING

     The Company does not own or operate silicon fabrication facilities and therefore is referred to as a "fabless" semiconductor company. The Company has chosen to be fabless as a result of (i) the significant front end costs of constructing and owning silicon fabrication facilities (estimated at $500 million to $1 billion) and (ii) the overabundance of low cost fabrication capacity available in the market. The Company has established strategic foundry alliances with three semiconductor fabricators ("fabs") that meet the Company's high-yield, low-cost requirements. The Company's semiconductor manufacturers include: (i) Samsung, a high-volume production facility, especially for new products, located in Korea,
(ii) Hyundai, another high-volume production facility in Korea, and (iii) Chip Express, a low volume, quick-turnaround producer located in California. The Company is also in discussions with IBM, Hitachi, TSMC, SGS-Thompson, KLSI, S-MOS/Seiko Epson and UMC regarding fabrication.

     To assure its products meet high-quality standards, the Company has established a Manufacturing/Process Engineering group and a Quality Assurance department. The continuous audits by these groups assure that the Company's manufacturing partners and its employees have the discipline to meet the quality requirements to establish ISO 9001 certification. The ISO 9001 certification is a quality management and quality assurance certification standard developed by the International Organization for Standardization ("ISO"). The ISO 9001 certification is the highest standard in the ISO 9000 series. The ISO 9000 series was developed to provide an internationally accepted system of rating quality and for providing product standardization V3 is the only company among its competitors that is ISO 9001 compliant, a definite asset in getting approved with large customers such as NorTel and H.P. etc.

RESEARCH AND DEVELOPMENT/PRODUCT DEVELOPMENT

     The Company has assembled a strong engineering team, comprised of senior architects and designers from companies such as ATI and LSI Logic. The Company's engineering group has designed and developed the Company's product families, including the Burst Mode Controller and the System Controller series, both of which remain in production today. The Company plans to expand its product line and enter the 64-Bit PCI Controller market, based on customer demands and embedded market and RISC processor evolution. The Company maintains a continuous dialogue with customers and technology partners to ensure that the Company's products incorporate features that are essential for the rapidly evolving (embedded) systems design requirements. As a result, the Company's new products will incorporate inputs from current customers (Hewlett Packard, IBM, Bay Networks, Cisco, Nortel, Scitex, US Robotics, Kodak, Ascend etc.) and leverage the expertise gained from joint product development with Intel, IBM, Motorola, Hitachi, QED, IDT and Hewlett Packard. For example, the Company utilized such expertise to become the first semiconductor company to introduce and demonstrate a family of products compatible with the newly emerging I2O standard.

BETA-SITE AND KEY CUSTOMER SUPPORT PROGRAMS

     As part of its product and market development strategy, the Company supplies unpublished designs that it has developed to a small number of end-users on a trial basis, and works with those end-users to further refine and develop new products or modifications to existing products, that will meet the requirements of a particular market segment.

     The Company retains ownership and control over any proprietary information disclosed under a Beta-site agreement and retains clear title to any developments that may result from such joint efforts.

     When the design specifications are finalized and product functionality has been demonstrated, the Company is well positioned to provide the ongoing supply requirements of those end-users or other end users in the same market segment. This process of complementary development work with end-users enhances the Company's design reputation, instills customer confidence and expands potential markets for the Company's products.

V3 CUBED CORPORATION ("V CUBED")

     V Cubed was incorporated under the laws of the State of Nevada on September 30, 1994, and is qualified to do business in the State of California. V Cubed is a wholly owned subsidiary of the Company that was formed for the sole purpose of providing sales and marketing support for the products of the Company. V Cubed's principal office is located at 2348 Walsh Avenue, Santa Clara, California 95051.

     In order to maximize the exposure of the Company's products to the marketplace, it is important that strict attention be paid to product marketing, customer support and sales support. While the design, manufacturing and strategic positioning of the Company products are managed from the corporate head office in Toronto, it was felt that the public face of the Company should be located in a geographical region (historically and) presently associated with the business of the Company and one with geographical proximity to the Company's largest customer base in the world.

     The net effect of establishing a presence in the heart of "Silicon Valley" has been to spread the ability to support customers across several time zones and to develop an image of the Company consistent with that which customers expect. V Cubed is chartered with the responsibility of managing customer contact on both a regional and worldwide basis even though resources from the Toronto office are sometimes required to assist in this regard. The Company's Vice President of Sales and Marketing resides at V Cubed and it is the Company's goal to expand this location's resources significantly to take advantage of this huge market.

V3 SEMICONDUCTOR CORP.

     V3 Semiconductor Corp. is a corporation organized under the laws of the Province of Ontario, Canada and is a wholly owned subsidiary of the Company. The Company's research and development (R&D) activities are conducted through V3 Semiconductor Corp.

PROPERTIES

     The Company leases its headquarters, a 7500 square foot facility (soon to be expanded to 14,000 square feet) located in North York, Ontario. The lease is for a term of 5 years and 6 months, expiring January 31, 2002, with an annual base rent of Cdn.$7,491 for the first year, Cdn.$9,363.75 the second year, Cdn.$11,236.50 the third year, Cdn.$14,982 the fourth year, and Cdn.$18,727.50 for the remaining term of the lease. The headquarters houses the Company's President & CEO, Vice President of Engineering, General Manager and Financial Officer and Corporate Secretary and the Director of Manufacturing and Quality.

     The Company leases office space located in Santa Clara, California, which is the principal office of its subsidiary, V3 Cubed. The lease is for a term of one year, renewable annually, with an annual base rent of $1,785.

EMPLOYEES

     As of June 1, 1998, the Company currently employs approximately
28 individuals, including 4 senior executives, 11 engineers, 9 individuals in sales and marketing, 4 individuals in operations and support staff. The plan is to expand in 1998 engineering to 21, sales and marketing to 9, operations to 6, finance to 1 and corporate to 3 for a total of 40, essentially doubling the Company's personnel.

LEGAL PROCEEDINGS

     Mr. Patrick Prentiss, a former employee and original founder of the Company, filed a claim against V3 Corporation, a wholly owned subsidiary of the Company, in August 1995. The suit, which has been brought in the Ontario Court (General Division) (Commercial List), court file number B224/95, seeking damages of an undetermined number of Class "A" preferred shares of V3 Corporation. In addition, Mr. Larry Krauss, an individual who was going to act as a finder to find investors for the Company, filed a claim against the Company in November 1995 alleging breach of contract. The suit has been brought in the Ontario Court (General Division) court file number 95-CU-94054 and seeks damages of $6,000,000. The Company believes that it has meritorious defenses to both of these actions and intends to vigorously contest the actions. As a result, the Company does not believe that these actions will have a material adverse effect upon the financial conditions or results of operations of the Company. The Company is not aware of any other material legal proceedings now pending or threatened against the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                                               AGE   POSITION
------------------------------------------------   ---   ------------------------------------------------
John Zambakkides................................   48    President, Chief Executive Officer and Director
Carl Mitchell...................................   37    General Manager, Secretary and Treasurer
Michael Alford..................................   37    Vice President of Engineering
Gregg Smith.....................................   50    Vice President Sales and Marketing
Bernard N. Slade................................   74    Director
Jim Wilkinson...................................   50    Director
John A. Fazackerley.............................   62    Director
Robert Skinner..................................   47    Director

     Set forth below is a brief background of the executive officers and directors of the Company, based on information supplied by them.

     John Zambakkides. Mr. John Zambakkides joined the Board of Directors of the Company in May, 1995 and on April 13, 1996, he was appointed as President and Chief Executive Officer of the Company. Mr. Zambakkides has an Electronics Diploma from Niagara College and an Electronics Bachelor of Engineering from Ryerson Polytechnical Institute. From 1992 to 1996, Mr. Zambakkides worked with InTELaTECH, Inc. From 1972 to 1992, Mr. Zambakkides served as Regional Manager for Fairchild Semiconductor during which time he helped to establish Fairchild in the Canadian market. After National Semiconductor Corp. ("NSC") acquired Fairchild, Mr. Zambakkides was made General Manager for NSC. Mr. Zambakkides served on the Board of Directors of the Canadian subsidiaries of both Fairchild and NSC for a total of 13 years where he contributed his expertise in the areas of sales, engineering and corporate development. In addition, his expertise was supplemented by numerous courses in management, finance as well as Total Quality Management ("TQM"), whereby he was also an accredited instructor for the Canadian organization.

     Carl Mitchell. Mr. Mitchell has served as the Company's General Manager & Corporate Secretary since June 1994 and is responsible for the General Administration and Management of the business operations of the Company.
Mr. Mitchell joined V3 Semiconductor Corp. in 1987 and was responsible for writing and documenting the user interface for the Pc/La Personal Logic Analyzer, as well as setting up and maintaining the distribution channels for that product family. In 1989 Mr. Mitchell was appointed Company Controller and was responsible for the accounting functions as well as the preparation of the financial statements. Mr. Mitchell is currently responsible for the operations, administration and financial & corporate reporting of the V3 group of companies. Mr. Mitchell graduated from the University of Toronto in 1984 with a Specialist Degree in Computer Science. Prior to joining the Company, Mr. Mitchell was Software Group Manager at Syntronics Inc.

     Michael Alford. Michael Alford, B.E.Sc. (Electrical) graduated from the University of Western Ontario in 1983 with a degree in Electrical Engineering. Since that time Mr. Alford has developed a wide range of experience in all phases of electronic design, with a particular emphasis on the design of semiconductors. Mr. Alford was one of the first design engineers employed by V3 and has recently returned as hardware design manager. Prior to his return, he was the design group leader for multi-media products at ATI. While at ATI Technologies, he led a team that designed part of an Intel i750 derivative for acceleration of digital video. He was also a project manager for ATI's first video re-sizing and reformatting chip. He has experience in ASIC and custom VLSI chip designs (CMOS technology), and he holds several patents in the area of multi-media architectures. Mr. Alford graduated from the University of Western Ontario in 1983 with a degree in Electrical Engineering.

     Gregg Smith. Mr. Smith has been the Vice President Sales and Marketing since he joined the Company in 1997. Prior thereto, from 1986 to 1997, he was the Western Area Vice President with Future Electronics, Corp. responsible for the largest territory in the world where he supervised the management of eleven sales offices, employing more than 250 people. From 1975 to 1986 Mr. Smith worked for National Semiconductor Corp., first as Canadian Regional Manager, then starting in 1979 as an Area Sales Manager based in Arizona, then in 1982 as Area Sales Manager based in Southern California. From 1972 to 1975 he was General Manager for one of Hamilton Avnet's largest branches in North America. Mr. Smith is senior sales executive with over 20 years experience in sales and sales management with national and regional organizations in the manufacturer and distribution areas of the Semiconductor Industry. Mr. Smith graduated from the University of New Brunswick with a Bachelor of Science and Business Degree.

     Bernard N. Slade. Mr. Slade was elected to the Company's board of directors in April, 1996. Mr. Slade also serves on the board of directors of YieldUp International, a firm he founded in 1993. From 1993 to 1984, Mr. Slade acted as a consultant for Arthur D. Little, Inc. and Gemini Consulting. Prior to becoming a consultant, Mr. Slade spent 28 years working for IBM, from 1956 to 1984, where he held a number of senior positions including management of product development and manufacturing for the components division and Corporate Director of Manufacturing Technology. From 1948 to 1956 Mr. Slade worked in research and development for RCA. Mr. Slade is the author of "Compressing Product Development Cycle" and "Winning the Productivity Race."

     James Wilkinson. Mr. Wilkinson was elected to the Company's board of directors in April, 1996 and is also currently working as a consultant in the industry. From 1994 to 1997, Mr. Wilkinson served as the Vice-President, Chief Operating Officer and Secretary to Tee-Comm Electronics, Inc. and has 30 years of experience in corporate finance. From 1987 to 1994, Mr. Wilkinson served as Vice President and Treasurer of Northern Telecom Ltd., and from 1984 to 1987
Mr. Wilkinson was the Assistant Treasurer of Corporate Finance for Northern Telecom Ltd. Prior thereto, he held senior financial positions with Shell Canada Ltd. and Canadian National Railway Co.

     John A. Fazackerley. Mr. Fazackerley was elected to the board of directors in September, 1997. Mr. John Fazackerley, founded Digital Processing Systems in 1987 and is currently serving as its Chairman of the Board. From 1975 to 1987, Mr. Fazackerley was employed by Scientific Atlanta. When he joined Scientific Atlanta, he served as head of Broadband sales for their newly established Canadian facility. In 1977 he was promoted to General Manager and in 1987 he purchased Scientific Atlanta's studio (equipment) products, under its Digital Video Systems division, and formed Digital Processing Systems. Mr. Fazackerley has served as a director on the Board of the Canadian Cable Television Association for seven years and he presently serves as an international representative on the Management Committee of the International broadcasting Convention in London, England. He was born in Cheshire, England were he received his Radio and Television Engineering diploma from Salford University.

     Robert Skinner. Mr. Skinner was elected to the board of directors in March 1998. From 1992 to 1998 Mr. Skinner has managed his own investments, specializing in emerging companies in the technology market. From 1980 to 1992, Mr. Skinner was an executive director of Bain Capital Markets Ltd., Bain Securities Ltd., and Bain and Co. Ltd., the group holding company. He first joined Bain and Co. in 1980 working in its Fixed Income Division, and soon thereafter became a partner in the firm in December 1981. During his career with Bain and Co. he was also involved in risk management, mortgage securitization, and commodities markets with emphasis on both coal and industrial metals.
Mr. Skinner's experience in the securities industry commenced in 1977, when he joined Capel Court Corporation Ltd., a merchant bank, where he engaged in securities trading and structuring transactions.

     Directors serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. Directors do not currently receive fees for their services as directors, but are reimbursed for travel expenses.

COMMITTEES OF THE BOARD

     The Company's Board of Directors has an Audit Committee responsible for overseeing the preparation and approval of the Company's audited financial statements and a Compensation Committee responsible for overseeing the compensation of executive officers. In addition, the Company's Board of Directors has appointed a committee, the Stock Option Plan Committee, comprised of outside directors, which administers the Stock Option Plan, and a committee to administer the Company's Employee Stock Purchase Plan.

COMPENSATION OF DIRECTORS

     The Company's directors are compensated for their reasonable out-of-pocket expenses for each meeting of the Board of Directors and for each Board of Directors Committee meeting they attend. In addition, directors will be awarded 10,000 options pursuant to the 1996 Stock Option Plan upon their reelection and the next Annual Meeting.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information with respect to the compensation paid to the Company's Chief Executive Officer for services rendered in all capacities to the Company for the year ended December 31, 1997. Other than as listed below, the Company had no executive officers whose total annual salary and bonus exceeded $100,000 for that fiscal year:

                                                                                            LONG TERM
                                                   OTHER         ANNUAL    ALL OTHER       COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    SALARY     COMPENSATION    BONUS     COMPENSATION    AWARDS/OPTION(1)
---------------------------   ----    -------    ------------    ------    ------------    ----------------
John Zambakkides...........   1995         --           --         --           --              160,000
President and Chief           1996    $72,282           --         --           --
Executive Officer             1997    $99,397       $8,172         --           --

------------------
(1) Options were granted on February 23, 1996 at an exercise price or $3.75 per share

     The following table shows the value at December 31, 1997, of unexercised options held by the named executive officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                 SHARES          VALUE           OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                 ACQUIRED ON     REALIZED    FISCAL YEAR-END (#)           FISCAL YEAR-END ($)
NAME                             EXERCISE (#)     ($)        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
------------------------------   ------------    --------    -------------------------    -------------------------
John Zambakkides..............         0             0             95,000/65,000              $ 118,750/$81,250

EMPLOYMENT ARRANGEMENTS

     John Zambakkides has a five year employment agreement with the Company, commencing January 1998 and thereafter renewable annually. The agreement provides for a base salary of Cdn. $160,000, however Mr. Zambakkides has elected to receive a salary of Cdn. $140,000. The employment agreement provides for a car allowance of Cdn. $1,000 per month. In addition, Mr. Zambakkides is entitled to receive a bonus and options based upon achieving certain goals and objectives as determined by the Board of Directors.

EMPLOYEE STOCK OPTION PLAN

     In February 1996, the Company adopted, by action of the board of directors and stockholders, the 1996 Employee Stock Option Plan (the "Plan"). The Plan which was amended in February 1997, provides for the issuance of incentive stock options to qualified employees. The Plan does not have an expiration date. Set forth below is a summary of the Plan, but this summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part.

     The Plan is authorized to grant options or other equity-based incentives for 400,000 shares of the Common Stock. If shares subject to an option under the Plan cease to be subject to such option, or if shares awarded under the Plan are forfeited, or otherwise terminated without a payment being made to the participant in the form of stock, such shares will again be available for future distribution under the Plan.

     Awards under the Plan may be made to key employees, including officers of and consultants to the Company, its subsidiaries and affiliates, including any director. The Plan Imposes no limit on the number of officers and other key employees to whom awards may be made; however, no person shall be entitled to receive awards which would entitle such person to acquire more than 10% of the number of shares of Common Stock available under the Plan.

     The Plan is to be administered by a committee of no less than two disinterested directors to be appointed by the board (the "Committee"). No member or alternate member of the Committee shall be eligible to receive options or stock under the Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted, the terms and conditions of the award, including the type of award, the exercise price and term and the restrictions and forfeiture conditions. If no Committee is appointed, the functions of the Committee shall be performed by the board of directors.

     The Committee will have the authority to grant the following types of awards under the Plan: incentive or non-qualified stock options. The Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights.

     As of the date of this Prospectus, the Board granted stock options to purchase an aggregate of 358,083 shares of Common Stock at exercise prices between $1.25 and $6.25. Such exercise prices were determined by the Board to be the fair market value per share on the date of grant. Under the Plan the options become exercisable as to 20% upon grant and 20% on each of the next four anniversaries of the grant, however the Committee at its discretion can establish other vesting schedules. The options which have been granted expire between July 7, 1999 and February 22, 2006.

EMPLOYEE STOCK PURCHASE PLAN

     On February 12, 1996, the Board of Directors approved an employee stock purchase plan. The plan reserves 20,000 shares of Common Stock, out of the shares of Common Stock reserved under the Stock Option Plan, for eligible employees and permits employees to purchase Common Stock through payroll deductions at a purchase price of 90% of the fair market value of the Common Stock on the purchase date.

LIMITATION ON LIABILITY OF DIRECTORS

     The Nevada General Corporation Law permits a corporation, through its Certificate of Incorporation, to exonerate its directors from personal liability to the corporation, or to its stockholders, for monetary damages for breach of fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declarations of dividends, and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation exonerates its directors from monetary liability to the extent permitted by this statutory provision. The Company has been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Act, that provision is against public policy as expressed in the Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of June 30, 1998, and as adjusted to give effect to the sale of 518,083 shares of Common Stock issuable upon exercise of the Option, certain information concerning beneficial ownership of shares of Common Stock with respect to (i) each person known to the Company to own 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) all directors and officers of the Company as a group:

                                                             NUMBER OF SHARES    APPROXIMATE
                                                             BENEFICIALLY        PERCENTAGE OF      AS
NAME                                                             OWNED           COMMON STOCK*    ADJUSTED**
----------------------------------------------------------   ----------------    -------------    ----------

John Zambakkides(1).......................................         160,000               3%             3%

Carl Mitchell(2)..........................................         752,339              13%            13%

Michael Alford(3).........................................         483,248               8%             8%

Alan Simmons(4)...........................................         745,409              12%            12%

Bernard N. Slade(5).......................................          85,000               2%             1%

Jim Wilkinson(6)..........................................          25,000             0.5%           0.4%

John A. Fazackerley(7)....................................          15,833             0.3%           0.3%

Robert Skinner(8).........................................         210,002               4%             4%

Patrick Prentiss..........................................         543,654              10%             9%

Bellingham Industries Inc. ...............................         599,857              11%            10%

All Officers and Directors as a Group (4 persons).........       1,415,589              26%            24%

------------------

     Except as noted above, the address for the above identified officers and directors of the Company is c/o V3 Semiconductor, Inc., 250 Consumers Road, Suite 901, North York, Ontario, Canada M2J 4V6.

* Percentages are based upon the assumption that the shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns.

** Percentages have been adjusted to reflect the number of shares of Common
   Stock to be registered herein (518,083 shares).

(1) Includes 160,000 shares of Common Stock issuable upon exercise of the stock options granted John Zambakkides as part of a special grant, which are immediately exercisable.

(2) Includes 50,000 shares of Common Stock owned by Mr. Mitchell's wife and 40,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP.

(3) Includes 140,000 shares of Common Stock owned by Mr. Alford's wife and 40,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP.

(4) Includes 159,000 shares of Common Stock owned by Mr. Simmons' wife and 21,205 shares of Common Stock owned by Mr. Simmons' parents, 174,650 shares of Common Stock owned by Mr. Simmons' mother-in-law and 15,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP.

(5) Includes 25,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP plan. Includes 20,000 shares owned by Mr. Slade's wife and 6,000 shares owned by Mr. Slade's son.

(6) Includes 25,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP plan.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(7) Includes 15,833 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP plan.

(8) Includes 200,002 shares of Common Stock owned by Cedar Capital Limited. Robert Skinner is the sole shareholder of Cedar Capital Limited. Includes 10,000 shares of Common Stock issuable upon exercise of stock options granted under the Company's ESOP plan.

                              CERTAIN TRANSACTIONS

     A shareholder, Alan Simmons, provided consulting and management services to the Company for fees in the amount of $67,757 for 1997 and $65,814 in 1996. These amounts are included in the Company's Research and Development expense. The consulting and management services provided by Mr. Simmons were on terms no less favorable than those that could have been obtained from an unaffiliated party.

                           DESCRIPTION OF SECURITIES

     The Company's authorized capital consists of 50,000,000 Common Shares, par value $0.001 per share, 10,000,000 Preferred Shares, par value $0.001 per share ("Common Stock" or "Common Shares") and 3,400,000 shares of special voting stock ("Voting Special Shares"), par value $.0005 per share. As of the date hereof, 5,471,528 shares of Common Stock and 46,368 Voting Special Shares are currently issued and outstanding.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Common Stock does not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board of Directors, and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. The Company's Board of Directors has authority, without the action by the Company's shareholders, to issue all or any portion of the authorized but unissued Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the Common Stock.

     The Company's by-laws provide that one third of the shares issued and outstanding and entitled to vote on a matter shall constitute a quorum for shareholders' meetings, except with respect to matters for which a greater quorum is required by law.

     Shareholders of the Company have no pre-emptive rights to acquire additional Common Stock. The Common Stock are not subject to redemption and carry no subscription or conversion rights. In the event of liquidation of the Company, the Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All of the Common Stock currently issued and outstanding are fully paid and non-assessable.

     Holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid dividends on its Common Stock and there can be no assurance that it will pay dividends in the foreseeable future. See "Dividend Policy" and "Risk Factors".

     Holders of 1,372,658 shares of Common Stock which were purchased from the Company in a private placement of securities in May and June of 1998 have certain registration rights and are entitled to include in certain registration statements filed by the Company during the five year period following the completion of such Private Placement such information as may be required to permit a public offering of any of the Common Stock purchased in the Private Placement (the "Registerable Securities") limited in the case of a Regulation A offering to the amount of the available exemption, except for any registration statement filed by the Company on Forms S-4 or S-8 (including any Form S-3 related to such Form S-8) or any other comparable form or any registration statement relating to Common Stock underlying employee stock options. The Company shall bear all costs relating to the registration except for the holders' pro rata portion of the legal costs and except commissions or discounts and fees of the under holder's own professionals, if any. Provided, however, that this provision shall not apply to any shares of Common Stock if such Shares of Common Stock may then be sold within a six-month period under Rule 144 of the Act, assuming the holder's compliance with the provisions of such Rule, and the Company delivers an opinion of counsel to that effect to the transfer agent; and provided, further, that if the offering with respect to which a registration statement is filed is managed by an independent underwriter, then (i) if in the reasonable judgment of the managing underwriter, which shall be evidenced by a writing delivered to the undersigned, the sale of the shares of Common Stock in connection with the proposed offering would have a material adverse effect on the offering, the undersigned shall not sell its shares of Common Stock under such registration statement until 90 days after the effective date of such registration statement, and (ii) if securities are to be registered for the benefit of any other selling security holder ("Selling Holder"), the holder shall be entitled to sell immediately under such registration statement a percentage of the total number of shares of a particular class of securities owned by the undersigned equal to the highest percentage of that class to be sold under such registration statement (vis-a-vis the total number of securities of that class owned) by any such Selling Holder, with the holder being entitled to sell the balance of its shares of Common Stock under such registration statement commencing 90 days after the effective date of the registration statement.

     The Company has agreed to provide holders of the 1,372,658 shares of Common Stock thirty days prior written notice of the intended filing date of any registration statement, other than a registration statement held on Form S-4 or Form S-8 (including any Form S-3 related to such Form S-8) or any other comparable form or any registration statement relating to Common Stock underlying employee stock options.

VOTING SPECIAL SHARES

     Holders of Voting Special Shares are entitled to one vote per share but are not otherwise entitled to receive any dividends from the Company or any proceeds in the event of the liquidation, dissolution or winding up of the Company. The Voting Special Shares are convertible at any time into shares of Common Stock on a one for one basis.

PREFERRED STOCK

     Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Company's Board of Directors. The Company's Board of Directors has authority, without action by the shareholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any Preferred Shares, if and when issued, may carry rights superior to those of the Common Shares. The Company currently has no plans to issue any Preferred Shares.

OPTIONS AND WARRANTS

     Of the 614,588 Options and Warrants outstanding, Options and Warrants representing 486,765 shares have vested and are currently exercisable. 358,083 Options have been issued pursuant to the Company's ESOP. Options granted under the ESOP are granted at an exercise price which equals 100% of the fair market value of the Common Stock on the date of the grant. John Zambakkides, the President and Chief Executive Officer of the Company has received 160,000 Options outside of the ESOP (120,000 of which have vested). Mr. Zambakkides' Options are exercisable at $3.75 per share. 120,000 of these Options expire on February 22, 2006 and 40,000 of these Options expire on February 22, 2001. The Mason Cabot division of W.J. Nolan & Co., received 96,505 Warrants as part of its compensation for acting as placement agent in the Company's 1998 private placement. These Warrants expire three years from the date of grant and are exercisable at $3.50 per share.

TRADING INFORMATION

     The Common Shares are quoted on the OTC Bulletin Board, a regulated quotation service that captures and displays real-time quotes and/or indications of interest in securities not listed on The NASDAQ Stock Market or any U.S. exchange. As of June 29, 1998, the closing price for the Common Stock was $3.94 and the 52 week high and low prices were $7.75 and $2.75, respectively. Information as to trading volumes, and bid and asked prices, for the Common Shares may be obtained directly from the OTC Electronic Bulletin Board. See "Market for Securities".

LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for the Company by its United States securities counsel, Sichenzia, Ross & Friedman LLP 135 West 50th Street, 20th Floor, New York, New York, 10020. Certain members of Sichenzia, Ross & Friedman LLP are the beneficial owners of an aggregate 10,000 shares of Common Stock of the Company.

EXPERTS

     The financial statements for each of the two fiscal years ended
September 30, 1997 and 1996, appearing in this Prospectus and Registration Statement have been audited by KPMG LLP, Toronto, Chartered Accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                        SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this Prospectus, the Company has outstanding 5,471,528 shares of Common Stock, without taking into account shares of Common Stock issuable upon exercise of the Options.

     Of the Company's shares of Common Stock currently outstanding, 3,939,146 are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933, as amended ("Act"), and under certain circumstances may be sold without registration pursuant to that rule. As of the date of this Prospectus, 2,566,488 shares of Common Stock, held by 23 beneficial owners, are eligible for sale pursuant to Rule 144.

     In general, under Rule 144 as currently in effect, subject to satisfaction of certain other conditions, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least two years is entitled to sell within any three-month period, a number of shares that does not exceed the greater of 1% (54,675 as of the date of this prospectus) of the then outstanding shares of Common Stock, or if the Common Stock is quoted on the NASDAQ System, the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least three years, can sell such shares under Rule 144 without regard to any of the limitations described above.

     No predictions can be made of the effect, if any, that future sales of restricted shares or the availability of restricted shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the restricted shares of Common Stock in the public market could adversely affect the then prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                              SELLING STOCKHOLDERS

     The Selling Stockholders and number of securities owned are as follows:

OPTIONS
-----------------------------------------------------------------------------------------
John Zambakkides.........................................................................       160,000(1)
Carl Mitchell............................................................................        40,000(2)
Michael Alford...........................................................................        40,000(3)
Gregg Smith..............................................................................        30,000(4)
Steven Eng...............................................................................        10,000(5)
Alan Simmons.............................................................................        15,000(6)
Bernard Slade............................................................................        25,000(7)
Jim Wilkinson............................................................................        25,000(8)
John A. Fazackerley......................................................................        15,833(9)
Phillip J. Sikora........................................................................         5,000(10)
Vikram Gandhi............................................................................        10,000(11)
Michael Tressider........................................................................        15,000(12)
Mansur Abdulhusein.......................................................................         5,000(13)
Mack Baba................................................................................         6,000(14)
Kam--Pui Tang............................................................................         4,000(15)
Alan Tsun................................................................................        21,000(16)
Ann McMichael............................................................................         4,750(17)
Debra Fraser.............................................................................         2,500(18)
Emily Hodgkinson.........................................................................         8,000(19)
Farborz Pourbigharaz.....................................................................        12,000(20)
Felix Ho.................................................................................         1,000(21)
Gregory Agostinelli......................................................................        19,000(22)
Mitchell Kahn............................................................................        10,000(23)
Watany Benjamel..........................................................................         3,000(24)
Robert Skinner...........................................................................        10,000(25)
Jayesh Patel.............................................................................         2,000(26)
Jaclyn Beder.............................................................................         2,000(27)
Mark Sprague.............................................................................         5,000(28)
David Fox................................................................................         2,000(29)
Myil Rumkumar............................................................................         2,000(30)
Ali Djamalian............................................................................         2,000(31)
Hassan M. Anklis.........................................................................         3,000(32)
Michael Feldman..........................................................................         3,000(33)

------------------
 (1) John Zambakkides, the Company's President and Chief Executive Officer, was issued an aggregate 160,000 Options to purchase Common Stock of the Company. These options were not issued under the Company's ESOP. Of such options: (i) 120,000 options are exercisable at $3.75 per share, expire on February 22, 2006, and were granted in February 1996 in connection with Mr. Zambakkides original employment with the Company; and (ii) 40,000 options are exercisable at $3.75 per share, expire on February 22, 2001, and were granted in February 1996 in connection with Mr. Zambakkides. employment as a Director of the Company.

 (2) Carl Mitchell, the General Manager, Secretary and Treasurer of the Company, received an aggregate of 40,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Of

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     such options: (i) 25,000 options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 2001; and (ii) 15,000 options were granted on March 26, 1997, are exercisable at $ $2.22 per share and expire on March 25, 2002.

 (3) Michael Alford, Vice President of Engineering of the Company, received an aggregate of 40,000 Options to purchase Common Stock of the Company pursuant to the Company's ESOP. Of such Options: (i) 25,000 Options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 2001; and (ii) 15,000 Options were granted on March 26, 1997, are exercisable at $2.22 per share and expire on March 25, 2002.

 (4) On November 3, 1997, Gregg Smith, the Company's Vice President of Sales and Marketing, received an aggregate of 30,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $3.125 per share and expire on November 2, 2002.

 (5) On November 11, 1997, Steven Eng, the Company's Director of Manufacturing and International Marketing, received an aggregate of 10,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Such options are exercisable at $3.25 share and expire on August 10, 2002.

 (6) Alan Simmons, received an aggregate of 15,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Of such options: (i) 5,000 options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 2001; and (ii)10,000 options were granted on March 26, 1997, are exercisable at $2.22 per share and expire on March 25, 2002.

 (7) Bernard N. Slade, a member of the Board of Directors of the Company, received an aggregate of 25,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Of such options: (i) 5,000 options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 2001; (ii)10,000 options were granted on March 26, 1997, are exercisable at $2.22 per share and expire on March 25, 2002 and
     (iii) 10,000 options were granted on March 26, 1998 at $6.25 per share which expire March 25, 2003.

 (8) Jim Wilkinson, a member of the Board of Directors of the Company, received an aggregate of 25,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Of such options: (i) 5,000 Options were granted on May 3, 1996, and are exercisable at $1.93, expire on May 2, 200;
     (ii) 10,000 Options were granted on March 26, 1997, are exercisable at $2.02 per share and expire on March 25, 2002 and (iii) 10,000 options were granted on March 26, 1998 at $6.25 per share which expire March 25, 2003.

 (9) On August 26, 1997, John A. Fazackerley, a member of the Board of Directors of the Company, received an aggregate of 15,833 Options to purchase Common Stock of the Company in connection with the Company's ESOP. 5,833 Options are exercisable at $4.50 per share and expire on August 25, 2002 and 10,000 Options were granted on March 26, 1998 at $6.25 per share which expire March 25, 2003.

(10) On October 6, 1997, Phillip J. Sikora, an employee of the Company, received an aggregate of 5,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $4.86 per share and expire on October 5, 2002.

(11) On September 2, 1997, Vikram Gandhi, an employee of the Company, received an aggregate of 10,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $4.50 per share and expire on September 1, 2002.

(12) On June 16, 1997, Michael Tressider, an employee of the Company, received an aggregate of 10,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $3.05 per share and expire on June 15, 2002. On March 1, 1998 he received 5,000 options exercisable at $5.50 which expire February 28th, 2003.

(13) On May 3, 1996, Mansur Abdulhusein, an employee of the Company, received an aggregate of 5,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 3, 2001.

(14) On May 3, 1996, Mark Baba, an employee of the Company, received an aggregate of 5,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     exercisable at $1.75 per share and expire on May 3, 2001. On March 26, 1997 he received 1,000 Options under the ESOP exercisable at $2.02 which expire March 25, 2002.

(15) On March 26, 1997, Kam-pui Tang, an employee of the Company, received an aggregate of 4,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $2.02 per share and expire on March 25, 2002. Mr. Tang exercised 100 Options at $2.02 on February 20, 1998.

(16) On May 3, 1996, Alan Tsun, an employee of the Company, received an aggregate of 17,000 options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 2, 2002. On March 1, 1998 he received 4,000 Options at $5.50 exercisable per share which expire February 28, 2003.

(17) On May 3, 1996, Ann McMichael, an employee of the Company, received an aggregate of 3,750 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 2, 2002. She received 1,000 Options under the ESOP on September 21st, 1997 at $4.75 per share which expire September 20, 2002.

(18) On February 26, 1997, Debra Fraser, an employee of the Company, received an aggregate of 2,500 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options will be exercisable at $3.25 per share and expire on February 25, 2002.

(19) On May 3, 1996, Emily Hodgkinson, an employee of the Company, received an aggregate of 6,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 2, 2001. On March 26, 1997 she received 2,000 Options at an exercise price or $2.02 which expire March 25, 2002.

(20) On May 3, 1996, Fariborz Pourbigharaz, an employee of the Company, received an aggregate of 12,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $1.75 per share and expire on May 2, 2001.

(21) On December 19, 1997 Felix Ho, an employee of the Company, received an aggregate of 1,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $4.00 per share and expire on December 18, 2002.

(22) On May 16, 1997, Gregory Agostinelli, an employee of the Company, received 4,000 Options to purchase Common Stock of the Company in connection with the Company's ESOP. Such Options are exercisable at $2.50 per share and expire on May 15, 2002. On December 19, 1997, he received 15,000 options exercisable at $4.00 which expire December 18, 2002.

(23) On July 8, 1996, Mitchell Kahn, the former President of the Company, received an aggregate of 10,000 Options to purchase Common Stock of the Company in connection with his employment termination settlement. Such Options are exercisable at $2.75 per share and expire on July 7, 1999.

(24) Watany Benjamel received Options on December 22, 1997 to purchase 3.000 shares of Common Stock under the ESOP. The Options are exercisable at $3.86 per share and expire on December 21, 2002.

(25) Robert Skinner a director of the Company received Options on March 26, 1998 to purchase 10,000 of Common Stock at an exercise price of $6.25 per share. The Options expire on March 25, 2003.

(26) Jayesh Patel received Options on April 28, 1998 to purchase 2,000 shares of Common Stock under the ESOP. The Options are exercisable at $5.13 per share and expire on April 27, 2003.

(27) Jaclyn Beder received Options on April 21, 1998 to purchase 2,000 shares of Common Stock under the ESOP. The Options are exercisable at $5.86 per share and expire on April 20, 2003.

(28) Mark Sprague received Option on ESOP April 6, 1997 to purchase 5,000 shares of Common Stock at $5.86 per share. The Options expire on April 5, 2003.

(29) David Fox received 2,000 Options under the ESOP on May 25, 1998. The Options are exercisable at $4.63 per share and expire on May 24, 2003.

(30) Myil Rumkumar received 2,000 Options under the ESOP on May 25, 1998. The Options are exercisable at $4.63 per share and expire on May 24, 2003.

(31) Ali Djamalian received 2,000 Options under the ESOP on June 1, 1998. The Options are exercisable at $4.25 per share and expire on May 31, 2003.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(32) Hassan M. Anklis received 3,000 Options under the ESOP on June 1, 1998. The Options are exercisable at $4.25 per share and expire on May 31, 2003.

(33) Michael Feldman received 3,000 Options under the ESOP on June 15, 1998. The Options are exercisable at $4.13 per share and expire on June 14, 2003.

                              PLAN OF DISTRIBUTION

     Each Selling Stockholder is free to offer and sell his or her shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. Such Common Shares may be offered by Selling Stockholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Stockholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such Rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of Common Shares by the Selling Stockholders.

     The Selling Stockholders have advised the Company that sales of Common Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Shares, or a combination of such methods of sale, at fixed price which may be changed, at market prices prevailing at the time of sale, or at negotiated prices, the Selling Stockholders may effect such transactions by selling Common Shares directly to purchasers or to or through broker/dealers which may act as agents or principals. Such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchasers of Common Shares from whom such broker/dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker/dealer may act as agents might be in excess of customary commissions). The Selling Stockholders and any broker/dealers that act in connection with the sale of the Common Shares might be deemed to be "underwriters" within them meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Units as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker/dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities, they will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of his or her Common Shares, any Selling Stockholder, any selling broker/dealer and any "affiliated purchasers" may be subject to Regulation M which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Shares in connection with the Offering.


                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for the Company by its counsel, Sichenzia, Ross & Friedman LLP, 135 West 50th Street, 20th Floor, New York, New York, 10020.

                                    EXPERTS


     The financial statements of the Company at September 30, 1997, and for each of the two fiscal years in the period ended September 30, 1997 and 1996, appearing in this Prospectus and Registration Statement have been audited by KPMG LLP, Chartered Accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Act with respect to the Securities offered hereby. This Prospectus omits certain information contained in the Registration Statement and the exhibits thereto, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois upon payment of the prescribed fees. Electronic registration statements filed through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission's Website (http://www.sec.gov). Following the Effective Date hereof, the Company intends to be a reporting company under the Securities Exchange Act of 1934, as amended.

                         INDEX TO FINANCIAL STATEMENTS

V3 Semiconductor Inc.:
  Report of Independent Auditors....................................................................   F-2
  Balance Sheet.....................................................................................   F-3
  Statement of Operations...........................................................................   F-4
  Statement of Stockholders Equity..................................................................   F-5
  Statement of Cash Flows...........................................................................   F-6
  Notes to Financial Statements.....................................................................   F-7 - F-19

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
V3 Semiconductor Inc.

We have audited the accompanying consolidated balance sheets of V3 Semiconductor Inc. as at September 30, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles in the United States.


/s/ KPMG LLP
-------------------------
KPMG LLP
Chartered Accountants


North York, Canada
November 27, 1997,
  except for note 6(b),
  which is dated September 4, 1998

                             V3 SEMICONDUCTOR INC.

                           CONSOLIDATED BALANCE SHEETS
                        (STATED IN UNITED STATES DOLLARS)

                                                                                                SEPTEMBER 30
                                                                             JUNE 30      ------------------------
                                                                              1998           1997          1996
                                                                           -----------    ----------    ----------
                                                                           (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents.............................................   $ 4,785,108    $  558,676    $  313,250
  Accounts receivable, net of allowance for doubtful accounts of $2,264 at June 30, 1998; $1,104 at September 30, 1997 and $Nil at
     September 30, 1996.................................................       559,996       231,892       390,211
  Inventories (note 2)..................................................       142,506        95,452       148,549
  Prepaid expenses......................................................        22,709        31,172        19,726
                                                                           -----------    ----------    ----------
                                                                             5,510,319       917,192       871,736

Capital assets (note 3).................................................       399,466       372,709       453,306
                                                                           -----------    ----------    ----------
                                                                           $ 5,909,785    $1,289,901    $1,325,042
                                                                           -----------    ----------    ----------

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................................   $   350,183    $  331,844    $  195,563
  Accrued liabilities...................................................        21,718        27,160        16,642
  Income taxes payable..................................................            --         2,534           367
  Deferred revenue......................................................            --         6,699            --
  Current portion of bank term loan (note 4(a)).........................         9,438        55,313        61,191
  Current portion of obligation under capital leases (note 5)...........            --         8,350         7,325
                                                                           -----------    ----------    ----------
                                                                               381,339       431,900       281,088

Bank term loan (note 4(a))..............................................            --            --        56,092
Obligation under capital leases (note 5)................................            --            --         8,468

Shareholders' equity:
  Capital stock:
     Preferred shares:
       Authorized 10,000,000; no shares issued and outstanding
          (note 6)......................................................            --            --            --
     Special shares:
       Authorized 3,400,000; 46,368 shares issued and outstanding at
          June 30, 1998; 697,310 and 709,810 shares issued and
          outstanding at September 30,1997 and 1996 (note 6)............           124           449           455
     Common shares:
       Authorized 50,000,000; 5,461,528 shares issued and outstanding at
          June 30, 1998; 3,437,928 and 3,425,428 shares issued and
          outstanding at September 30, 1997 and 1996 (note 6)...........         5,462         3,438         3,425
     Additional paid-in capital.........................................     6,022,308     1,649,175     1,649,182
                                                                           -----------    ----------    ----------
                                                                             6,027,894     1,653,062     1,653,062

  Cumulative translation adjustment.....................................         6,829        (9,531)      (12,733)
  Deficit...............................................................      (506,277)     (785,530)     (660,935)
                                                                           -----------    ----------    ----------
                                                                             5,528,446       858,001       979,394

Commitments (note 11)...................................................
Contingent liabilities (note 12)........................................
                                                                           -----------    ----------    ----------
                                                                           $ 5,909,785    $1,289,901    $1,325,042
                                                                           -----------    ----------    ----------
                                                                           -----------    ----------    ----------

          See accompanying notes to consolidated financial statements.

                             V3 SEMICONDUCTOR INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (STATED IN UNITED STATES DOLLARS)

                                                                NINE MONTHS ENDED              YEARS ENDED
                                                                    JUNE 30                    SEPTEMBER 30
                                                            -------------------------    ------------------------
                                                               1998          1997           1997          1996
                                                            ----------    -----------    ----------    ----------
                                                                   (UNAUDITED)
Sales....................................................   $2,639,968    $ 1,399,056    $1,951,453    $  882,042
Cost of goods sold.......................................      844,203        516,405       749,083       413,962
                                                            ----------    -----------    ----------    ----------
                                                             1,795,765        882,651     1,202,370       468,080
Other income (note 7)....................................      126,907        279,823       259,712       779,998

Expenses:
  Selling, general and administrative....................    1,159,742        629,247       987,616     1,070,050
  Research and development (note 8)......................      325,981        213,925       332,927       483,651
  Depreciation and amortization..........................       82,687        102,078       143,151       128,497
  Rent and utilities.....................................       69,393         58,668        77,252        56,786
  Bank charges and interest..............................        5,616          9,033        10,700        21,429
                                                            ----------    -----------    ----------    ----------
                                                             1,643,419      1,075,951     1,551,646     1,760,413
                                                            ----------    -----------    ----------    ----------
Income (loss) before income taxes........................      279,253         86,523       (89,564)     (512,335)
Income taxes:
  Current................................................      124,500         15,600        54,877        39,132
  Tax benefit of utilization of loss carryforward........     (124,500)        (5,400)      (19,845)           --
                                                            ----------    -----------    ----------    ----------
                                                                    --         10,200        35,032        39,132
                                                            ----------    -----------    ----------    ----------
Net income (loss)........................................   $  279,253    $    76,323    $ (124,596)   $ (551,467)
                                                            ----------    -----------    ----------    ----------
Net income (loss) per share (note 13)
  Basic..................................................   $     0.07    $      0.02    $    (0.03)   $    (0.13)
                                                            ----------    -----------    ----------    ----------
  Diluted................................................   $     0.06    $      0.02    $    (0.03)   $    (0.13)
                                                            ----------    -----------    ----------    ----------

          See accompanying notes to consolidated financial statements.

                             V3 SEMICONDUCTOR INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                       (STATED IN UNITED STATES DOLLARS)

                                                                                    ADDITIONAL
                                                                                     PAID-IN
                                                                                     CAPITAL
                                                                                     SPECIAL
                                            SPECIAL SHARES       COMMON SHARES        SHARES
                                           -----------------   ------------------      AND
                                                        PAR                 PAR       COMMON
                                            SHARES     VALUE    SHARES     VALUE      SHARES
                                           ---------   -----   ---------   ------   ----------

Balance, October 1, 1995................   1,623,194   $ 812   2,712,044   $2,712   $1,649,538

Changes during the year:

  Conversion of special shares to common
    shares..............................    (713,384)   (357)    713,384      713         (356)

  Cancellation of special shares
    (note 6(a)).........................    (200,000)     --          --       --           --

  Loss for the year.....................          --      --          --       --           --

  Translation adjustment................          --      --          --       --           --
                                           ---------   -----   ---------   ------   ----------

Balance, September 30,
  1996..................................     709,810     455   3,425,428    3,425    1,649,182

Changes during the period:

  Conversion of special shares to common
    shares..............................     (12,500)     (6)     12,500       13           (7)

  Net income............................          --      --          --       --           --

  Translation adjustment................          --      --          --       --           --
                                           ---------   -----   ---------   ------   ----------

Balance, June 30, 1997 (unaudited)......     697,310     449   3,437,928    3,438    1,649,175

Changes during the period:

  Loss for the period...................          --      --          --       --           --

  Translation adjustment................          --      --          --       --           --
                                           ---------   -----   ---------   ------   ----------

Balance, September 30,
  1997..................................     697,310     449   3,437,928    3,438    1,649,175

Changes during the period:

  Conversion of special shares to common
    shares (unaudited)..................    (650,942)   (325)    650,942      651         (326)

  Issuance of Common Shares
    (unaudited).........................          --      --   1,372,658    1,373    4,373,459

  Net income (unaudited)................          --      --          --       --           --

  Translation adjustment (unaudited)....          --      --          --       --           --
                                           ---------   -----   ---------   ------   ----------

Balance, June 30, 1998 (unaudited)......      46,368   $ 124   5,461,528   $5,462   $6,022,308
                                           ---------   -----   ---------   ------   ----------
                                           ---------   -----   ---------   ------   ----------


                                             TOTAL
                                             SHARE
                                            CAPITAL
                                              AND       RETAINED                      TOTAL
                                           ADDITIONAL   EARNINGS      CUMULATIVE   SHAREHOLDERS'
                                            PAID-IN    (ACCUMULATED   TRANSLATION     EQUITY
                                            CAPITAL     DEFICIT)      ADJUSTMENT    (DEFICIT)
                                           ----------  ------------   ----------   -------------
Balance, October 1, 1995................   $1,653,062   $ (109,468)    $ (9,784)    $ 1,533,810

Changes during the year:

  Conversion of special shares to common
    shares..............................           --           --           --              --

  Cancellation of special shares
    (note 6(a)).........................           --           --           --              --

  Loss for the year.....................           --     (551,467)          --        (551,467)

  Translation adjustment................           --           --       (2,949)         (2,949)
                                           ----------   ----------     --------     -----------
Balance, September 30,
  1996..................................    1,653,062     (660,935)     (12,733)        979,394

Changes during the period:

  Conversion of special shares to common
    shares..............................           --           --           --              --

  Net income............................           --       76,323           --          76,323

  Translation adjustment................           --           --        3,248           3,248
                                           ----------   ----------     --------     -----------
Balance, June 30, 1997 (unaudited)......    1,653,062     (584,612)      (9,485)      1,058,965

Changes during the period:

  Loss for the period...................           --     (200,918)          --        (200,918)

  Translation adjustment................           --                       (46)            (46)
                                           ----------   ----------     --------     -----------
Balance, September 30,
  1997..................................    1,653,062     (785,530)      (9,531)        858,001

Changes during the period:

  Conversion of special shares to common
    shares (unaudited)..................           --           --           --              --

  Issuance of Common Shares
    (unaudited).........................    4,374,832           --           --       4,374,832

  Net income (unaudited)................           --      279,253           --         279,253

  Translation adjustment (unaudited)....           --           --       16,360          16,360
                                           ----------   ----------     --------     -----------

Balance, June 30, 1998 (unaudited)......   $6,027,894   $ (506,277)    $  6,829     $ 5,528,446
                                           ----------   ----------     --------     -----------
                                           ----------   ----------     --------     -----------

          See accompanying notes to consolidated financial statements.

                             V3 SEMICONDUCTOR INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (STATED IN UNITED STATES DOLLARS)

                                                                 NINE MONTHS ENDED             YEARS ENDED
                                                                      JUNE 30                  SEPTEMBER 30
                                                               ----------------------    ------------------------
                                                                  1998         1997        1997          1998
                                                               ----------    --------    ---------    -----------
                                                                    (UNAUDITED)
Operating activites:
Net income (loss)...........................................   $  279,253    $ 76,323    $(124,596)   $  (551,467)
Add items not involving cash:
  Depreciation and amortization.............................       82,687     102,078      143,151        128,497
  Deferred revenue..........................................       (6,699)         --        6,699             --
Changes in working capital balances:
  Accounts receivable.......................................     (328,104)   (130,465)     158,319       (240,345)
  Income taxes..............................................       (2,534)         (5)       2,167         13,704
  Inventories...............................................      (47,054)     36,237       53,097        (17,018)
  Prepaid expenses..........................................        8,463      10,293      (11,446)        (5,948)
  Accounts payable..........................................       18,339      44,090      136,281        (71,552)
  Accrued liabilities.......................................       (5,442)    (16,642)      10,518         16,642
                                                               ----------    --------    ---------    -----------
Total cash provided by (used by) operating
  activities................................................       (1,091)    121,909      374,190       (727,487)
Investing activities:
  Additions to capital assets...............................     (109,444)    (35,162)     (62,553)      (254,929)
                                                               ----------    --------    ---------    -----------
Total cash used by investing activities.....................     (109,444)    (35,162)     (62,553)      (254,929)
Financing activities:
  Repayment of bank term loan...............................      (45,875)    (46,858)     (61,970)       (69,042)
  Repayment of loan payable.................................           --          --           --        (99,733)
  Repayment of obligation under capital lease...............       (8,350)     (5,549)      (7,443)            --
  Increase in obligation under capital lease................           --          --           --         15,793
  Issuance of common shares.................................    4,374,832          --           --             --
                                                               ----------    --------    ---------    -----------
Total cash provided by (used by) financing activities.......    4,320,607     (52,407)     (69,413)      (152,982)
                                                               ----------    --------    ---------    -----------
Increase (decrease) in cash and cash equivalents............    4,210,072      34,340      242,224     (1,135,398)
Effect of currency translation adjustments on cash..........       16,360       3,248        3,202         (2,949)
Cash and cash equivalents, beginning of period..............      558,676     313,250      313,250      1,451,597
                                                               ----------    --------    ---------    -----------
Cash and cash equivalents, end of period....................   $4,785,108    $350,838    $ 558,676    $   313,250
                                                               ----------    --------    ---------    -----------
Cash paid for:
  Interest..................................................   $    3,374    $  7,034    $   8,337    $    18,305
                                                               ----------    --------    ---------    -----------

          See accompanying notes to consolidated financial statements.

                             V3 SEMICONDUCTOR INC.

                         NOTES TO FINANCIAL STATEMENTS

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                        (STATED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES:

  (a) Basis of presentation:

          V3 Semiconductor Inc. (the "Company"), is incorporated under the laws of the State of Nevada. The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries, V3 Semiconductor Corp., a Canadian company incorporated under the Ontario Business Corporations Act and V Cubed Corporation, a California-based company, registered in the State of Nevada. All intercompany balances and transactions have been eliminated. The Company's principal business activities are the design and development of integrated circuits for the embedded computer market.

  (b) Inventories:

          Raw materials, which are used in the production of computer boards, are valued at the lower of cost or replacement value. Finished goods, which consists of embedded chips are valued at the lower of cost (cost has been determined on the average cost basis) or net realizable value.

  (c) Capital assets:

          The Company records capital assets at cost, net of accumulated depreciation and amortization. These assets are depreciated over their estimated useful lives as follows:

ASSET                               BASIS              RATE
---------------------------  --------------------    --------
Furniture and equipment      Declining balance            20%
Computer equipment           Declining balance            30%
Computer software            Declining balance            30%
Patent                       Straight line           17 years

  (d) Share issue costs:

          Share issue costs are charged against share capital.

  (e) Revenue recognition:

          Revenues from the sale of chipsets and chips are recognized at the time of shipment.

  (f) Research and development costs:

          Research and development costs are charged to operations as incurred less investment tax credits related to these costs.

  (g) Foreign currency translation:

          The Company's Canadian subsidiary measures and reports its results in Canadian dollars. The amounts relating to assets and liabilities have been translated into United States dollars at the current balance sheet rate and amounts relating to the profit and loss accounts have been translated using the year's average exchange rate. Differences arising from currency translation are presented as a component of shareholders' equity.

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

  (h) Income taxes:

          The Company records income taxes using the asset and liability method as required by the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rates changes are enacted.

  (i) Use of estimates:

          The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j) Cash and cash equivalents:

          The Company considers all highly liquid investments purchased with a maturity of 90 days or less to be cash equivalents. Cash and cash equivalent balances consist of cash balances and 60 day term deposits.

2. INVENTORIES:

     Inventories are comprised of the following:

                                                                             SEPTEMBER 30
                                                              JUNE 30     -------------------
                                                                1998       1997        1996
                                                              --------    -------    --------
Raw materials..............................................   $ 14,671    $14,501    $ 18,243
Finished goods.............................................    127,835     80,951     130,306
                                                              --------    -------    --------
                                                              $142,506    $95,452    $148,549
                                                              --------    -------    --------
                                                              --------    -------    --------

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

3. CAPITAL ASSETS:

                                                                      ACCUMULATED     NET BOOK
JUNE 30, 1998                                               COST      AMORTIZATION     VALUE
-------------------------------------------------------   --------    ------------    --------
Furniture and equipment................................   $121,963      $ 51,123      $ 70,840
Computer equipment.....................................    284,786       141,956       142,830
Computer software......................................    406,511       237,881       168,630
Patent.................................................      8,803         1,486         7,317
Computer equipment under capital lease.................     21,000        11,151         9,849
                                                          --------      --------      --------
                                                          $843,063      $443,597      $399,466
                                                          --------      --------      --------
                                                          --------      --------      --------

                                                                      ACCUMULATED     NET BOOK
SEPTEMBER 30, 1997                                          COST      AMORTIZATION     VALUE
-------------------------------------------------------   --------    ------------    --------
Furniture and equipment................................   $111,387      $ 41,158      $ 70,229
Computer equipment.....................................    231,100       115,204       115,896
Computer software......................................    384,657       219,208       165,449
Patent.................................................      9,381         1,312         8,069
Computer equipment under capital lease.................     21,962         8,896        13,066
                                                          --------      --------      --------
                                                          $758,487      $385,778      $372,709
                                                          --------      --------      --------
                                                          --------      --------      --------

                                                                      ACCUMULATED     NET BOOK
SEPTEMBER 30, 1996                                          COST      AMORTIZATION     VALUE
-------------------------------------------------------   --------      --------      --------
Furniture and equipment................................   $ 97,110      $ 24,646      $ 72,464
Computer equipment.....................................    196,079        72,505       123,574
Computer software......................................    381,114       151,326       229,788
Patent.................................................      9,513           963         8,550
Computer equipment under capital lease.................     22,271         3,341        18,930
                                                          --------      --------      --------
                                                          $706,087      $252,781      $453,306
                                                          --------      --------      --------
                                                          --------      --------      --------

4. BANKING FACILITIES:

          (a) The bank term loan bears interest at the bank prime rate plus 2%, is repayable in monthly payments of $5,028 plus interest, is secured by a specific charge on certain capital assets, a general assignment of accounts receivable and a general security agreement. The loan matures on August 31, 1998.

          (b) The Company has a $143,980 line of credit payable on demand, which bears interest at the Canadian bank prime rate plus 2% of which none was drawn at June 30, 1998. Advances under the facility are secured by a general security agreement covering substantially all the assets of the Company.

5. OBLIGATION UNDER CAPITAL LEASES:

          The obligation under capital leases represents the total present value of future minimum lease payments discounted at the implicit interest rate of 12.9% in the lease.

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

5. OBLIGATION UNDER CAPITAL LEASES (CONTINUED):

          The following is a schedule, by year, of future minimum lease payments under capital lease:

                                                                               SEPTEMBER 30
                                                                            ------------------
                                                                             1997       1996
                                                                            -------    -------
1997.....................................................................   $    --    $ 8,868
1998.....................................................................     8,746      8,130
                                                                            -------    -------
Total minimum lease payments.............................................     8,746     16,998
Less amount representing interest........................................      (396)    (1,205)
                                                                            -------    -------
                                                                              8,350     15,793
Current portion of obligation under capital leases.......................    (8,350)    (7,325)
                                                                            -------    -------
                                                                            $    --    $ 8,468
                                                                            -------    -------
                                                                            -------    -------

6. CAPITAL STOCK:

          The authorized capital stock of the Company consists of: 50,000,000 common shares with a par value of $.001 each, 10,000,000 preferred shares, which may be issued in different series and whose rights and privileges are to be determined at the time of issue, and 3,400,000 special shares with a par value of $0.0005 each. The special shares are voting, are not entitled to any dividends and can not be transferred without the consent of the Board of Directors.

          The holders of the special shares are able to exchange one special share together with one preferred share of V3 Semiconductor Corp. for one common share of the Company. Except for this conversion right, it is the intention of the directors to refuse to permit any sales, transfers or other dispositions of the special shares of the Company or the preferred shares of V3 Semiconductor Corp.

          (a) Pursuant to the terms of an escrow agreement, the Company's stock transfer agent held 400,000 special shares of the Company and 400,000 preferred shares of V3 Semiconductor Corp., which would be issued if certain profit performance targets were met by June 30, 1995 and March 31, 1996, otherwise they are subject to cancellation. In 1996 and 1995, 200,000 shares were cancelled each year, since the targets had not been met.

          (b) The Company undertook a private placement offering (the "Offering") of a minimum of $1,000,000 and a maximum of $5,500,000 of common shares at $3.50 per common share. In connection with the Offering between the Company and The Mason Cabot Division of W. J. Nolan & Co., (the "Placement Agent"), the Placement Agent offered the minimum offering on a "best efforts, all or none" basis and any additional shares up to the maximum offering on a "best efforts" basis. The Company agreed to pay the Placement Agent a fee of 7% of each common share sold, plus an expense allowance of 1.5% of the aggregate purchase price of the common shares sold. The Company also granted to the Placement Agent, warrants to purchase 96,505 common shares. Each warrant has a 3 year exercise period commencing on the date of the Final Closing (June 22, 1998) at $3.50 per common share. The Company received net proceeds in the amount of $2,188,000 representing the issuance of 687,926 common shares in May 1998 and $2,186,000 representing the issuance of 684,732 common shares in June 1998. Share issue costs relating to the May 1998 and June 1998 private placement offerings were $219,316 and $210,155, respectively.

          Subsequent to June 30, 1998, the Company issued 10,000 common shares in the amount of $28,000 in consideration for legal services.

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

6. CAPITAL STOCK (CONTINUED):

          (c) During fiscal 1996, the board of directors approved an employee share purchase plan. The plan reserves 20,000 common shares for purchase by eligible employees and permits employees to purchase common stock through payroll deductions at a purchase price of 90% of the fair market value of the common shares on the purchase date. No shares have yet been issued under this plan.

          (d) Stock option plan:

          During fiscal 1996, the board of directors approved an employee stock option plan. Pursuant to the plan, 250,000 common shares are reserved for issue to eligible employees. During fiscal 1997, the board of directors approved an amendment to the employee stock option plan to increase the shares reserved for issue from 250,000 common shares to 400,000. In addition, the board of directors approved the issuance of 10,000 options to each director as compensation.

          A total of 517,983 share options were granted and approved by the board of directors which expire between July 1999 and February 2006. Of this total, 90,833 options were granted to the members of the board of directors and 160,000 options were granted to an officer and director of the Company. The options granted to the officer and director of the Company are in addition to the options reserved for under employee stock option plan. The options exercise prices range from $1.75 to $6.25 per share.

          The Company measures compensation cost for stock option awards issued to employees using the intrinsic value based method of accounting prescribed by the United States Accounting Principles Board Opinion
     No. 25, "Accounting for Stock Issued to Employees". Had compensation cost for these plans been determined under the provisions of the United States Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" which utilizes a fair value based method, the Company's net income (loss) and earnings
     (loss) per share would have been changed to the following pro forma amounts:

                                                                    JUNE 30
                                                 ---------------------------------------------
                                                         1998                     1997
                                                 ---------------------    --------------------
                                                    AS          PRO          AS         PRO
                                                 REPORTED      FORMA      REPORTED     FORMA
                                                 --------    ---------    --------    --------
Net income (loss).............................   $279,253    $(205,729)   $ 76,323    $(63,035)
Net income (loss) per share
  Basic.......................................       0.07        (0.05)       0.02       (0.02)
  Diluted.....................................       0.06        (0.05)       0.02       (0.01)

                                                              SEPTEMBER 30
                                           --------------------------------------------------
                                                    1997                       1996
                                           ----------------------    ------------------------
                                              AS           PRO          AS            PRO
                                           REPORTED       FORMA      REPORTED        FORMA
                                           ---------    ---------    ---------    -----------
Net income (loss).......................   $(124,596)   $(319,321)   $(551,467)   $(1,156,910)
Net income (loss) per share
  Basic.................................       (0.03)       (0.08)       (0.13)         (0.27)
  Diluted...............................       (0.03)       (0.07)       (0.13)         (0.27)

          For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with following weighted average assumptions used for

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

6. CAPITAL STOCK (CONTINUED):

     options as at June 30, 1998 and 1997, September 30, 1997 and 1996, respectively: risk-free interest rates of 5.0%, 5.3%, 5.0% and 5.0%; expected dividend yields of 0%, 0%, 0% and 0%; expected volatility of 90%, 90%, 90% and 90%; and expected lives of 5 years, 5 years, 5 years and 5 years.

          Certain additional disclosures with respect to stock-based compensation are as follows:

        Stock option information:

                                                                      JUNE 30
                                                     ------------------------------------------
                                                            1998                   1997
                                                     -------------------    -------------------
                                                                WEIGHTED               WEIGHTED
                                                                AVERAGE                AVERAGE
                                                                EXERCISE               EXERCISE
                                                     NUMBER      PRICE      NUMBER      PRICE
                                                     -------    --------    -------    --------
Balance, beginning of period......................   384,083     $ 2.87     283,750     $ 2.95
Options granted...................................   134,000       4.69      83,500       2.30
Options exercised.................................       100         --         100         --
                                                     -------     ------     -------     ------
Balance, end of period............................   517,983     $ 3.34     367,150     $ 2.80
                                                     -------     ------     -------     ------
Exercisable, at end of period.....................   390,260                309,420
                                                     -------                -------
                                                     -------                -------

                                                                    SEPTEMBER 30
                                                     ------------------------------------------
                                                            1997                   1996
                                                     -------------------    -------------------
                                                                WEIGHTED               WEIGHTED
                                                                AVERAGE                AVERAGE
                                                                EXERCISE               EXERCISE
                                                     NUMBER      PRICE      NUMBER      PRICE
                                                     -------    --------    -------    --------
Balance, beginning of period......................   283,750     $ 2.95          --     $   --
Options granted...................................   100,333       2.67     283,750       2.95
                                                     -------     ------     -------     ------
Balance, end of period............................   384,083     $ 2.87     283,750     $ 2.95
                                                     -------     ------     -------     ------
Exercisable, at end of period.....................   322,798                243,750
                                                     -------                -------
                                                     -------                -------

          Stock options outstanding and exercisable as at June 30, 1998 are as follows:


  OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
------------------------     ----------------------------
                                  WEIGHTED
                                  AVERAGE
                                 REMAINING
                                 CONTRACTUAL
EXERCISE PRICE   NUMBER             LIFE          NUMBER
--------------   -------     ------------------   -------
$  1.75 - 2.00   113,750       1.0 - 3.0 years    113,750
   2.02 - 2.75    80,900       3.1 - 4.0 years     67,336
   3.00 - 3.86   215,500       4.1 - 5.0 years    142,670
   4.00 - 6.25   107,833       5.0 - 8.0 years     66,504
                 -------                          -------
                 517,983                          390,260
                 -------                          -------
                 -------                          -------

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

7. OTHER INCOME:

                                                 NINE MONTHS ENDED           YEAR ENDED
                                                      JUNE 30               SEPTEMBER 30
                                                --------------------    --------------------
                                                  1998        1997        1997        1996
                                                --------    --------    --------    --------
Royalty income...............................   $ 76,800    $210,529    $257,472    $605,070
Consulting fees..............................     49,697      69,096          --     174,450
Interest.....................................        410         198       2,240         478
                                                --------    --------    --------    --------
                                                $126,907    $279,823    $259,712    $779,998
                                                --------    --------    --------    --------
                                                --------    --------    --------    --------

          The Company's Canadian subsidiary entered in a royalty agreement with one of its suppliers whereby the supplier was granted the right to sell the Company's product. The royalty agreement provided for a 50% royalty payment on the first 100,000 units shipped to customers and a 7.5% royalty payment on any additional units shipped to customers up to a maximum royalty payment of approximately $1.7 million. As at June 30, 1998, approximately $1.5 million of royalty payments have been received. Royalty revenues are recognized in accordance with the terms of the agreement.

8. RESEARCH AND DEVELOPMENT:

  (a) Government assistance:

          Research and development is undertaken by the Canadian subsidiary. The Company received government assistance covering a portion of the salaries incurred on qualifying research and development projects. Government assistance has been accrued and netted against the research and development expense as follows:

Year ended September 30, 1997.....................................................  $  124,989
Year ended September 30, 1996.....................................................      73,430
Nine months ended June 30, 1998...................................................     115,747
Nine months ended June 30, 1997...................................................      60,101

  (b) Investment tax credits ("ITCs"):

          The Company's Canadian subsidiary incurs current and capital expenditures which are eligible as scientific research and experimental development ("SR&ED") expenditures. The Company earns ITCs at a rate of 20% on SR&ED expenditures each year. These ITCs are available for application against the Canadian subsidiary's federal income taxes payable. Unclaimed ITCs can be carried forward for a period of 10 years. The Company has unclaimed ITCs which expire as follows:

2005..............................................................................  $  132,000
2006..............................................................................     153,000
2007..............................................................................      94,000

  (c) Research and development expenditures:

          The Company's Canadian subsidiary incurs SR&ED expenditures which can be deducted against taxable income. The Company has undeducted SR&ED expenditures of approximately $1,098,000 available to be deducted against future years' taxable income and can be carried forward indefinitely.

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

9. INCOME TAXES:

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1998, are presented below:

                                                        CANADA      UNITED STATES      TOTAL
                                                      ----------    -------------    ----------
Deferred tax assets:
  Net operating loss carryforwards.................   $       --      $  39,900      $   39,900
  Unclaimed research and development
     expenditures..................................      580,200             --         580,200
  Unclaimed investment tax credits.................      444,000             --         444,000
  Fixed assets.....................................       31,800             --          31,800
                                                      ----------      ---------      ----------
  Total gross deferred tax assets..................    1,056,000         39,900       1,095,900
  Less valuation allowance.........................     (858,000)       (39,900)       (897,900)
                                                      ----------      ---------      ----------
  Net deferred tax assets..........................      198,000             --         198,000
Deferred tax liabilities:
  Investment tax credits...........................      198,000             --         198,000
                                                      ----------      ---------      ----------
  Total gross deferred tax liabilities.............      198,000             --         198,000
                                                      ----------      ---------      ----------
  Net deferred tax liability.......................   $       --      $      --      $       --
                                                      ----------      ---------      ----------
                                                      ----------      ---------      ----------

          The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997, are presented below:

                                                        CANADA      UNITED STATES      TOTAL
                                                       ---------    -------------    ----------
Deferred tax assets:
  Net operating loss carryforwards..................   $ 257,788      $ 100,400      $  358,188
  Unclaimed research and development expenditures...     219,878             --         219,878
  Unclaimed investment tax credits..................     379,000             --         379,000
  Fixed assets......................................      48,730             --          48,730
                                                       ---------      ---------      ----------
  Total gross deferred tax assets...................     905,396        100,400       1,005,796
  Less valuation allowance..........................    (736,362)      (100,400)       (836,762)
                                                       ---------      ---------      ----------
  Net deferred tax assets...........................     169,034             --         169,034
Deferred tax liabilities:
  Investment tax credits............................     169,034             --         169,034
                                                       ---------      ---------      ----------
  Total gross deferred tax liabilities..............     169,034             --         169,034
                                                       ---------      ---------      ----------
  Net deferred tax liability........................   $      --      $      --      $       --
                                                       ---------      ---------      ----------
                                                       ---------      ---------      ----------

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

9. INCOME TAXES (CONTINUED):

          The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1996, are presented below:

                                                          CANADA      UNITED STATES      TOTAL
                                                         ---------    -------------    ---------
Deferred tax assets:
  Net operating loss carryforwards....................   $ 273,406      $  77,200      $ 350,606
  Unclaimed research and development expenditures.....     206,944             --        206,944
  Unclaimed investment tax credits....................     328,000             --        328,000
  Fixed assets........................................      79,797             --         79,797
                                                         ---------      ---------      ---------
  Total gross deferred tax assets.....................     888,147         77,200        965,347
  Less valuation allowance............................    (741,859)       (77,200)      (819,059)
                                                         ---------      ---------      ---------
  Net deferred tax assets.............................     146,288             --        146,288
Deferred tax liabilities:
  Investment tax credits..............................     146,288             --        146,288
                                                         ---------      ---------      ---------
  Total gross deferred tax liabilities................     146,288             --        146,288
                                                         ---------      ---------      ---------
  Net deferred tax liability..........................   $      --      $      --      $      --
                                                         ---------      ---------      ---------
                                                         ---------      ---------      ---------

          At September 30, 1997, the Company and its subsidiaries had operating loss carryforwards for tax purposes which expire as follows:

                                                                    UNITED STATES       CANADA
                                                                    -------------      --------
2000.............................................................     $      --        $ 47,000
2001.............................................................            --         425,000
2002.............................................................            --         106,000
2003.............................................................            --              --
2004.............................................................            --              --
2005.............................................................            --              --
2006.............................................................            --              --
2007.............................................................            --              --
2008.............................................................            --              --
2009.............................................................        36,000              --
2010.............................................................        81,000              --
2011.............................................................        76,000              --
2012.............................................................        58,000              --
                                                                      ---------        --------
                                                                      $ 251,000        $578,000
                                                                      ---------        --------
                                                                      ---------        --------

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

9. INCOME TAXES (CONTINUED):
          The effective tax rate on income is different from the statutory income tax rate as follows:

                                                                                SEPTEMBER 30
                                                                 JUNE 30      ----------------
                                                                  1998        1997       1996
                                                                 -------      -----      -----
Statutory tax rate............................................     44.6%       44.6%      44.6%
Increase (reduction) resulting from:
Tax benefit of loss carryforwards.............................    (44.6)      (16.6)        --
Reduction of provincial taxes due to SR&ED superallowance.....       --          --      (15.6)
                                                                  -----       -----      -----
                                                                     --        28.0%      29.0%
                                                                  -----       -----      -----
                                                                  -----       -----      -----

10. RELATED PARTY TRANSACTIONS:

          A shareholder provided consulting and management services for fees which are included in research and development expense as follows:

Year ended September 30, 1997......................................................  $  67,757
Year ended September 30, 1996......................................................     65,814
Nine months ended June 30, 1998....................................................     28,670
Nine months ended June 30, 1997....................................................     68,073

          These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

11. COMMITMENTS:

          (a) The Company leases office premises under operating leases which expire at various dates through 2002.

          The minimum lease payments due under these leases are as follows:

YEAR ENDING SEPTEMBER 30:
----------------------------------------------------------------------------------
1998..............................................................................  $   80,851
1999..............................................................................      60,788
2000..............................................................................      63,274
2001..............................................................................      71,491
2002..............................................................................      23,830
                                                                                    ----------
                                                                                    $  300,234
                                                                                    ----------
                                                                                    ----------

          (b) The Company has entered into a five year employment agreement with the Company's President and Chief Executive Officer, commencing February 1996. The employment agreement provides for an annual base salary of $112,000 (Canadian $160,000).

12. CONTINGENT LIABILITIES:

          (a) A lawsuit was instituted against the Company's subsidiary by a former employee for entitlement of additional preferred shares of the Company in 1995. The Company has contested the legal action and management believes that it has a valid defense in this matter. The Company can not estimate the reasonably possible loss from this contingency as neither the number of additional shares nor a dollar amount was specified in the claim.

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

12. CONTINGENT LIABILITIES (CONTINUED):

          (b) During fiscal 1996, a breach of contract lawsuit was instituted against the Company's subsidiary in the amount of $6,000,000. The Company filed a Statement of Defense in December 1995 and offered to settle the lawsuit for $30,000. Management, after consulting with legal counsel, is of the opinion that the Company has a strong defense to the claim. The Company has estimated that the range of loss is between $30,000 and $6,000,000 and has accrued $30,000, representing the settlement offer amount, as its best estimate within the range.

13. NET INCOME (LOSS) PER SHARE:

          Net income (loss) per share has been calculated using the weighted average number of common and special shares outstanding during the periods. Special shares have been included in the weighted average number of shares outstanding as the special shares are exchangeable into common shares of the Company (note 6).

          The weighted average number of common and special shares outstanding which was used to calculate the net income (loss) per share was:

September 30, 1996..............................................................  $  4,284,827
September 30, 1997..............................................................     4,135,238
June 30, 1997...................................................................     4,135,238
June 30, 1998...................................................................     4,281,297

          Application of the provisions of Statement of Financial Accounting Standards No. 128 results in disclosure of two income per share measures, basic and assuming dilution, on the face of the consolidated statement of income.

          The reported net income represents the net income available to common and special shareholders for purposes of computing both measures. The following reconciles shares outstanding at the beginning of the year to average shares outstanding used to compute both income per share measures:

                                                    JUNE 30                 SEPTEMBER 30
                                             ----------------------    ----------------------
                                               1998         1997         1997         1996
                                             ---------    ---------    ---------    ---------
Common and special shares outstanding,
  beginning of year.......................   4,135,238    4,135,238    4,135,238    4,335,238
Weighted average shares issued............     146,059           --           --           --
Weighted average shares cancelled.........          --           --           --      (50,411)
                                             ---------    ---------    ---------    ---------
Average shares outstanding--basic.........   4,281,297    4,135,238    4,135,238    4,284,827
Effect of dilutive securities:
Dilutive shares contingently issuable upon
  the exercise of stock options and
  warrants................................     458,935      309,583      325,719      145,486
Shares assumed to have been purchased for
  treasury with assumed proceeds from the
  exercise of stock options and
  warrants................................    (354,286)     (82,527)     (90,603)     (92,227)
                                             ---------    ---------    ---------    ---------
Average shares outstanding--assuming
  dilution................................   4,385,946    4,362,294    4,370,354    4,338,086
                                             ---------    ---------    ---------    ---------
                                             ---------    ---------    ---------    ---------

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

14. SEGMENT INFORMATION:

             The Company's operations involve a single industry segment--the design and development of integrated circuits for the embedded computer market. Except for the $4.4 million of net proceeds from the private offering, substantially, all the operations of the Company are conducted by, and assets held by the Canadian subsidiary. Financial information, summarized by geographic area, is as follows:

                                                JUNE 30                   SEPTEMBER 30
                                        ------------------------    ------------------------
                                           1998          1997          1997          1996
                                        ----------    ----------    ----------    ----------
SALES
Canada...............................   $2,639,968    $1,399,506    $1,951,453    $  882,042
United States........................      300,985       233,000       318,000       447,435
Corporate--United States.............           --            --            --            --
Eliminations.........................     (300,985)     (233,000)     (318,000)     (447,435)
                                        ----------    ----------    ----------    ----------
     Total sales.....................   $2,639,968    $1,399,506    $1,951,453    $  882,042
                                        ----------    ----------    ----------    ----------
                                        ----------    ----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES
Canada...............................   $  291,837    $  112,301    $  (37,158)   $ (442,657)
United States........................       (1,241)       (6,117)      (15,109)      (25,924)
Corporate expenses - United States...      (15,557)      (24,069)      (43,904)      (49,373)
Eliminations.........................        4,214         4,408         6,607         5,619
                                        ----------    ----------    ----------    ----------
     Total income (loss) before
       income taxes..................   $  279,253    $   86,523    $  (89,564)   $ (512,335)
                                        ----------    ----------    ----------    ----------
                                        ----------    ----------    ----------    ----------
ASSETS
Canada...............................   $1,455,626                  $1,059,756    $1,026,728
United States........................       29,384                      30,750        47,994
Corporate--United States.............    4,424,775                     199,395       250,320
                                        ----------                  ----------    ----------
     Total assets....................   $5,909,785                  $1,289,901    $1,325,042
                                        ----------                  ----------    ----------
                                        ----------                  ----------    ----------

     The corporate assets consist mainly of cash and cash equivalents. The United States operations provide marketing services exclusively to the Canadian subsidiary.

     The Company has several customers whose sales represent a significant portion of the Company's total sales. Sales to each of the three major customers for the nine months ended June 30, 1998 were $871,000, $396,000 and $370,000 respectively. Sales to each of the three major customers for the nine months ended June 30, 1997 were $691,000, $169,000 and $139,000 respectively. Sales to each of the two major customers for the year ended September 30, 1997 were $644,000 and $585,000 respectively. Sales to each of the four major customers for the year ended September 30, 1996 were $272,000, $160,000, $147,000 and
$84,000 respectively. Sales to all customers are conducted in United States dollars.

     Export sales by the Company's Canadian subsidiary were as follows:

                                                   JUNE 30                 SEPTEMBER 30
                                            ----------------------    ----------------------
                                               1998         1997         1997         1996
                                            ----------    --------    ----------    --------
United States............................   $  923,989    $377,745    $  526,892    $423,380
Middle East..............................      395,995     167,887       585,436      97,025
Other....................................      343,196     139,906       175,631       8,820
                                            ----------    --------    ----------    --------
                                            $1,663,180    $685,538    $1,287,959    $529,225
                                            ----------    --------    ----------    --------
                                            ----------    --------    ----------    --------

                             V3 SEMICONDUCTOR INC.

        INFORMATION AS AT JUNE 30, 1998 AND THE NINE MONTH PERIODS ENDED
                      JUNE 30, 1998 AND 1997 ARE UNAUDITED
                       (STATED IN UNITED STATES DOLLARS)

15. FINANCIAL INSTRUMENTS:

          The reported values of financial instruments which consist of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and bank term loan payable approximate their fair values due to the short-term nature of these instruments.

16. CONCENTRATION OF CREDIT RISK:

          Financial instruments which potentially expose the Company to concentrations of credit risk consist principally of accounts receivable.

          The Company's exposure to credit risk is impacted by the economic conditions of the embedded systems market which could affect the customers' ability to satisfy their obligations to the Company. In order to reduce risks, the Company has credit procedures in place whereby trade receivables are insured and the insuring company performs analysis to control the granting of credit to high-risk customers.

17. NEW ACCOUNTING STANDARDS NOT YET ADOPTED:

          SFAS 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income (which is all changes in the net equity of a business due to transactions or other events not involving owners) and its components (revenues, expenses, gains and losses). While it does not specify a format of presentation, SFAS 130 does require that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominance as other financial statements. SFAS 130, which does not address issues of recognition or measurement of comprehensive income, is effective for fiscal years beginning after December 15, 1997.

          SFAS 131, "Disclosures about Segments of an Enterprise and Related Information", establishes new standards for the reporting of information about the operating segments of a business. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, SFAS 131 requires that the definition of operating segments reflect the manner in which the enterprise's chief operating decision maker decides how to allocate resources and assess performance. SFAS 131 is effective for fiscal years beginning after December 15, 1997.

          Management does not believe that the adoption of these new accounting standards will materially affect its historical results of operations or shareholders' equity.

          In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management has not determined the effect of SFAS 133 on its financial statements.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Prospectus Summary..........................................      3
Glossary....................................................      5
Risk Factors................................................      6
Use of Proceeds.............................................     12
Dividends...................................................     12
Dilution....................................................     12
Capitalization..............................................     13
Market for Securities.......................................     14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     15
Business....................................................     18
Management..................................................     25
Principal Stockholders......................................     29
Certain Transactions........................................     30
Description of Securities...................................     30
Shares Eligible for Future Sale.............................     32
Selling Stockholders........................................     33
Plan of Distribution........................................     36
Legal Matters...............................................     36
Experts.....................................................     36
Additional Information......................................     37
Index to Financial Statements...............................    F-1

                            ------------------------

     UNTIL                   , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

            ------------------------------------------------------
            ------------------------------------------------------

                                 518,083 SHARES
                                OF COMMON STOCK

                            V3 SEMICONDUCTOR, INC.

                          ---------------------------
                              P R O S P E C T U S
                          ---------------------------

                                              , 1998

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC registration fee........................................   $   511.25
NASD registration fee.......................................         0.00
Printing and engraving......................................   $10,000.00
Accountants' fees and expenses..............................   $30,000.00
Legal fees..................................................   $25,000.00
Transfer agent's fees and expenses..........................         0.00
Blue Sky fees and expenses..................................         0.00
Miscellaneous...............................................   $ 9,488.75
                                                               ----------
     Total..................................................   $75,000.00
                                                               ----------
                                                               ----------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In the past three years the Company has issued securities to a limited number of persons as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith.

     In July 1995, the Company sold to 5 investors an aggregate of 220,375 shares of Common Stock for $2.75 per share (an aggregate of $303,531.25). The sale of securities was exempt form registration pursuant to Rule 506 under
Section 4(2) of the Act.

     In September 1995, the Company sold to 20 investors an aggregate of 434,863 shares of Common Stock for $2.75 per share (an aggregate of $1,195,873.25). The sale of securities was exempt from registration pursuant to Rule 506 under
Section 4(2) of the Act.

     On February 23, 1996, the Company granted 160,000 shares to John Zambakkides, the President and Chief Executive Officer of the Company. The transaction was exempt from registration under Section 4(2) of the Act.

     In May 1998, the Company sold to 22 investors an aggregate of 687,926 shares of Common Stock for $2,407,741. The Mason Cabot Division of W.J. Nolan & Co., placed the Common Stock and received 7% placement agent fees plus expenses of 1.5% and warrants to purchase 48,154 shares of common stock at an exercise price of $3.50 per share. Such warrants expire on May 5, 2001. The sale of securities was exempt from registration pursuant to Rule 506 under Section 4(2) of the Act.

     In June 1998, the Company sold to 26 investors an aggregate of 684,732 shares of Common Stock for $2,396,562. The Mason Cabot Division of W.J. Nolan &Co. placed the Common Stock and received 7% placement agent fees plus expenses of 1.5% and warrants to purchase 48,351 shares of common stock at an exercise price of $3.50 per share. Such warrants expire on June 21, 2001. The sale of securities was exempt from registration pursuant to Rule 506 under
Section 4(2) of the Act.

     In July 1998, the Company issued to Sichenzia, Ross & Friedman LLP ("SRF"), United States legal counsel to the Company, in consideration of certain legal services performed by SRF for the benefit of the Company The issuance of securities was exempt from registration pursuant to Section 4(2) of the Act. The Company has valued these 10,000 shares of stock at $28,000.

     Between February 23, 1996 and June 15, 1998 the Company granted options to purchase an aggregate 343,083 shares of Common Stock under its 1997 Stock Option Plan to its officers and directors. The transactions were exempt from registration under Section 4(2) of the Act.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION
------   ---------------------------------------------------------------------------------------------------------
  3.1    Certificate of Incorporation, as amended to date.**
  3.2    By-Laws.**
  4.1    Form of Common Stock Certificate.**
  4.2    1996 Stock Option Plan.**
  5.1    Opinion of Sichenzia, Ross & Friedman, LLP.**
 10.1    Lease of premises located at 250 Consumers Road, North York, Ontario, Canada**
 10.2    Employment Agreement between the Company and John Zambakhides, executed on February 23, 1996.**
 24.1    Consent of KPMG, LLP, the Company's Independent Auditors.*
 24.2    Consent of Sichenzia, Ross & Friedman, LLP (Included in Exhibit 5.1).**
 25.1    Powers of Attorney (see Page II-5).**

------------------
 * Filed herewith
** Previously filed

ITEM 28. UNDERTAKINGS

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (1) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (2) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (5) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                 (5) SIGNATURES


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE IT MEETS ALL THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NORTH YORK, ONTARIO, ON OCTOBER 19, 1998.



                                          V3 SEMICONDUCTOR, INC.


                                          By:         /s/ CARL MITCHELL
                                              ----------------------------------
                                                Carl Mitchell, Secretary and
                                                        Treasurer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl Mitchell his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits and schedules thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully ratifying and confirming all that said attorney-in-fact and agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 22, 1998.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
           /s/ JOHN ZAMBAKKIDES             President, Chief Executive Officer                October 19, 1998
------------------------------------------  (Principal Executive Officer) and Director
             John Zambakkides

            /s/ CARL MITCHELL               General Manager, Secretary, Treasurer and         October 19, 1998
------------------------------------------  Principal Financial Officer
              Carl Mitchell

           /s/ BERNARD N. SLADE             Director                                          October 19, 1998
------------------------------------------
             Bernard N. Slade

           /s/ JAMES WILKINSON              Director                                          October 19, 1998
------------------------------------------
             James Wilkinson

         /s/ JOHN A. FAZACKERLEY            Director                                          October 19, 1998
------------------------------------------
           John A. Fazackerley

            /s/ ROBERT SKINNER              Director                                          October 19, 1998
------------------------------------------
              Robert Skinner

                                 EXHIBIT INDEX


 EXHIBIT                                                                                                    SEQUENTIAL
  NUMBER     DESCRIPTION                                                                                     PAGE NO.
----------   --------------------------------------------------------------------------------------------   -----------
    3.1       --   Certificate of Incorporation, as amended to date.**
    3.2       --   By-Laws.**
    4.1       --   Form of Common Stock Certificate.**
    4.2       --   1996 Stock Option Plan.**
    5.1       --   Opinion of Sichenzia, Ross & Friedman, LLP.**
   10.1       --   Lease of premises located at 250 Consumers Road, North York, Ontario, Canada**
   10.2       --   Employment Agreement between the Company and John Zambakkides, executed on February
                   23, 1996.**
   24.1       --   Consent of KPMG LLP, the Company's Independent Auditors.*
   24.2       --   Consent of Sichenzia, Ross & Friedman, LLP (Included in Exhibit 5.1).**
   25.1       --   Powers of Attorney (see Page II-5).**

------------------
*  Filed herewith

** Previously filed